Exhibit 99.2

STOCK PURCHASE AGREEMENT

between

QSGI - CCSI, INC.

(“Buyer”),

QSGI INC.

(“QSGI”)

and

JOHN R. RICONDA

(“Seller”)

May____, 2008

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.1	DEFINITIONS
1.2	ACCOUNTING TERMS

ARTICLE 2 PURCHASE AND SALE OF SHARES
2.1	PURCHASE AND SALE
2.2	PURCHASE PRICE
2.3	CLOSING PAYMENTS
2.4	CERTAIN DEFINITIONS
2.5	WORKING CAPITAL ESTIMATE
2.6	POST-CLOSING ADJUSTMENT
2.7	EARNOUT CONSIDERATION
2.8	CERTAIN TAX MATTERS
2.9	ALLOCATION OF PURCHASE PRICE TO ASSETS
2.10	LOCKUP

ARTICLE 3 SELLER’S REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION
3.1	AUTHORITY AND CAPACITY
3.2	OWNERSHIP OF SHARES
3.3	EXECUTION AND DELIVERY; ENFORCEABILITY
3.4	NONCONTRAVENTION
3.5	LITIGATION

ARTICLE 4 SELLER’S REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
4.1	ORGANIZATION, GOOD STANDING, GOVERNING DOCUMENTS
4.2	CAPITAL STOCK
4.3	OTHER VENTURES; SUBSIDIARIES
4.4	NONCONTRAVENTION
4.5	FINANCIAL STATEMENTS
4.6	ABSENCE OF UNDISCLOSED LIABILITIES
4.7	ABSENCE OF CERTAIN CHANGES OR EVENTS
4.8	TAXES
4.9	EMPLOYEES
4.10	EMPLOYEE BENEFIT PLANS
4.11	ENVIRONMENTAL MATTERS
4.12	COMPLIANCE WITH LAWS; PERMITS
4.13	REAL PROPERTY
4.14	TITLE, CONDITION AND SUFFICIENCY OF ASSETS
4.15	INTELLECTUAL PROPERTY
4.16	CONTRACTS
4.17	LITIGATION

4.18	WARRANTY CLAIMS
4.19	INSURANCE
4.20	ACCOUNTS RECEIVABLE
4.21	INVENTORY
4.22	CUSTOMERS AND SUPPLIERS
4.23	INDEBTEDNESS
4.24	BROKERAGE
4.25	CONFLICTS OF INTEREST
4.26	RELATED PARTY TRANSACTIONS
4.27	ABSENCE OF CERTAIN PAYMENTS
4.28	DISCLOSURE

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER
5.1	ORGANIZATION; AUTHORIZATION
5.2	EXECUTION AND DELIVERY; ENFORCEABILITY
5.3	NONCONTRAVENTION
5.4	BROKERAGE

ARTICLE 6 CONDITIONS PRECEDENT
6.1	BUYER’S CONDITIONS PRECEDENT
6.2	SELLER’S CONDITIONS PRECEDENT

ARTICLE 7 PRE-CLOSING COVENANTS
7.1	CONDUCT OF BUSINESS
7.2	OTHER TRANSACTIONS
7.3	ACCESS TO INFORMATION
7.4	EFFORTS
7.5	ESCHOOL BUSINESS
7.6	NOTICE OF DEVELOPMENTS
7.7	BUYER’S COOPERATION

ARTICLE 8 THE CLOSING

ARTICLE 9 CLOSING DELIVERIES
9.1	SELLER’S CLOSING DELIVERIES
9.2	BUYER’S CLOSING DELIVERIES

ARTICLE 10 ADDITIONAL COVENANTS AND AGREEMENTS
10.1	PUBLICITY
10.2	EXPENSES
10.3	NO ASSIGNMENTS
10.4	TAX MATTERS
10.5	GENERAL RELEASE OF CLAIMS
10.6	CONFIDENTIALITY
10.7	SELLER’S NON-COMPETITION AGREEMENT
10.8	SEPARATE CONSIDERATION
10.9	INDEMNIFICATION FOR AND APPORTIONMENT OF TAXES

ARTICLE 11 TERMINATION
11.1	TERMINATION
11.2	EFFECT OF TERMINATION

ARTICLE 12 INDEMNIFICATION
12.1	SURVIVAL
12.2	HOLD HARMLESS AND INDEMNIFICATION OF BUYER
12.3	HOLD HARMLESS AND INDEMNIFICATION OF SELLER
12.4	PROCEDURES RELATING TO INDEMNIFICATION; THIRD-PARTY CLAIMS
12.5	OTHER CLAIMS
12.6	LIMITATIONS
12.7	USE AND DISBURSEMENT OF ESCROW FUNDS
12.8	ARBITRATION
12.9	EXCLUSIVE REMEDY; RIGHT TO SETOFF
12.10	NO CIRCULAR RECOVERY
12.11	ADJUSTMENT TO PURCHASE PRICE

ARTICLE 13 CERTAIN DEFINITIONS

ARTICLE 14 MISCELLANEOUS PROVISIONS
14.1	NOTICES
14.2	ENTIRE AGREEMENT
14.3	MODIFICATION
14.4	BINDING EFFECT
14.5	INTERPRETATION
14.6	JURISDICTION AND VENUE
14.7	COUNTERPARTS
14.8	THIRD PARTIES
14.9	TIME PERIODS
14.10	GOVERNING LAW
14.11	WAIVER OF JURY TRIAL

Disclosure Schedules

Schedule 3.2	Other Shares of Stock
Schedule 3.4	Seller Noncontravention
Schedule 4.1	Organization
Schedule 4.3	Company Noncontravention
Schedule 4.4	Financial Statements
Schedule 4.5	Undisclosed Liabilities
Schedule 4.6	Dividends and Distributions
Schedule 4.8	Employee List
Schedule 4.9	Employee Benefit Plans
Schedule 4.12	Real Property
Schedule 4.13	Condition of Assets
Schedule 4.14	Intellectual Property
Schedule 4.15	Contracts
Schedule 4.16	Litigation
Schedule 4.18	Insurance
Schedule 4.21	Material Customers and Material Suppliers
Schedule 4.22	Indebtedness
Schedule 4.24	Conflicts of Interest
Schedule 4.25	Related Party Transaction
Schedule 5.3	Buyer Noncontravention
Schedule 7.5	eSchool Business Assets
Schedule 9.1(d)	Resignations

Exhibits

Exhibit A	Omitted
Exhibit B	Omitted
Exhibit C	Convertible Note
Exhibit D	Lockup Agreement
Exhibit E-1	New NJ Lease
Exhibit E-2	New NY Lease
Exhibit F	[Deleted]
Exhibit G	Pledge Agreement
Exhibit H	Registration Rights Agreement
Exhibit I	Riconda Employment Agreement
Exhibit J	Security Agreement
Exhibit K	[Deleted]
Exhibit L	Warrant
Exhibit M	[Deleted]
Exhibit N	Opinion of Counsel for Seller
Exhibit O	Opinion of Counsel for Buyer
Exhibit P	Form of Confidentiality and Non-Solicitation Agreement
Exhibit Q	Escrow Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is entered into as of this ____ day of May, 2008, between QSGI-CCSI, INC., a Delaware corporation, or its permitted assigns (individually, each “Buyer”), QSGI Inc., a Delaware corporation (“QSGI”), and JOHN R. RICONDA (“Seller”).

RECITALS:

1.           Seller owns all of the issued and outstanding shares of capital stock (as more particularly described in Section 3.2, collectively the “Shares”) of Contemporary Computer Services, Inc., a New York corporation (the “Company”).

2.           Buyer wishes to buy, and Seller wishes to sell, the Shares on the terms and conditions set forth herein.

3.           QSGI, in exchange for the mutuality of obligations in this Agreement, has agreed to be jointly and severally liable, with Buyer, for the payment and performance of all of Buyer’s obligations, covenants and agreements contained herein.

In consideration of the foregoing recitals, the mutual representations, warranties and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, on the one hand, and Buyer and QSGI, jointly and severally, on the other hand, agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Definitions.

  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Article 13.

1.2           Accounting Terms.

  Accounting terms not otherwise defined in this Agreement shall have the meanings attributed to them under GAAP.

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1           Purchase and Sale.

At the Closing, Seller shall sell to Buyer, free and clear of all Liens, and Buyer shall purchase from Seller, all of the Shares (the “Transaction”).

2.2           Purchase Price.

The aggregate purchase price for all of the Shares (the “Purchase Price”) shall be an amount equal to:

(a)	$10,000,000, to be evidenced by the Convertible Note in the principal amount of $10,000,000, due at maturity on December 31, 2011 (the “Base Purchase Price”);

(b)	plus 3,500,000 shares of common stock (“Common Stock”) of QSGI (the “Purchase Price Stock”);

(c)	plus the Warrant;

(d)	plus the Earnout, pursuant to Section 2.7;

(e)	minus an amount equal to any Selling Expenses that are unpaid at Closing; and

(f)	minus an amount equal to any Indebtedness that is unpaid at Closing (“Unpaid Indebtedness”);

2.3           Closing Payments.

At the Closing, Buyer deliver the Note, duly executed by Buyer and QSGI, to Seller and shall pay or cause to be paid, by wire transfers of immediately available funds:

(a)	all of the Selling Expenses that are unpaid at Closing to the Persons entitled thereto in accordance with the certificate contemplated by Section 9.1(g);

(b)	all of the Software Repayment Amount (unless included in the Unpaid Indebtedness) to Cisco Systems Capital pursuant a Payoff Letter; and

(c)
if and to the extent permitted by the Senior Lender, all of the Funded Debt outstanding immediately prior to the Closing to be repaid in full to the Persons entitled thereto pursuant to the payoff letters to be obtained by Seller prior to the Closing in form and substance reasonably acceptable to Buyer and the Senior Lender (the “Payoff Letters”), which Payoff Letters will state, among other things, that upon satisfaction of the terms and conditions contained in such Payoff Letters the Indebtedness described therein shall be paid in full and all Liens relating to such Indebtedness shall be released without any further action on the part of the Senior Lender.

2.4           Intentionally Omitted

2.5           Intentionally Omitted

2.6           Intentionally Omitted

2.7           Earnout Consideration.

  As additional consideration for the purchase of the Shares, Buyer will pay to Seller the Earnout, if any.

2.7.1.                      Earnout Statement.

(a)           On or before March 31 following each of the calendar years 2008 and, unless the Earnout has been previously earned in respect of the previous full year, 2009, Buyer shall deliver to Seller a statement specifying the 2008 EBITDA and 2009 EBITDA, respectively, the EBITDA Excess Amount and, based thereon, Buyer’s calculation of the Earnout, if any.

(b)           If the Earnout has not been previously earned for the full year 2008 or 2009, then on or before March 31, 2011, Buyer shall deliver to Seller a statement specifying the 2009 EBITDA, 2010 EBITDA, Average EBITDA, the EBITDA Excess Amount and, based thereon, Buyer’s calculation of the Earnout, if any (each statement specified herein and in Section 2.7.1(a) above an “Earnout Statement”).

2.7.2.                      Earnout Dispute Resolution.  If Seller reasonably believes that any Earnout Statement contains mathematical errors or has not been prepared in accordance with this Agreement or is otherwise incorrect, Seller may deliver to Buyer a written notice of such objection no later than 30 days after the date on which Buyer delivered the Earnout Statement to Seller, which notice shall specify the nature of each dispute and the basis therefor (an “Earnout Objection”).  Failure by Seller to deliver an Earnout Objection within such 30-day period shall be deemed to be Seller’s acceptance of the Earnout Statement as the Final Earnout Statement.  The Parties shall negotiate in good faith to reach agreement resolving all disputes in the Earnout Objection within 30 days after its delivery.  If the Parties are unable to resolve any or all such disputes within such 30-day period, then the Parties, promptly after the expiration of such period, shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by Weiser LLP, 135 West 50th Street, New York, New York 10020, or such other firm of independent accountants having no prior relationship with Seller or Buyer or the respective officers, directors, employees of Buyer or the Company, or the professional advisors of Seller, Buyer or the Company as Seller and Buyer shall mutually agree upon (the “Independent Accountants”).  The Independent Accountants shall determine and report in writing to Buyer and Seller as to the resolution of all disputed matters and the effect of such determinations on the Preliminary Adjustment Statement within 20 days after such submission or such longer period as the Independent Accountants may reasonably require.  The Independent Accountants’ determination shall be final, binding and conclusive, and judgment on such determination may be entered in any court of competent jurisdiction located in Palm Beach County, Florida, or Suffolk County, New York.  Buyer shall cause the books and records of the Company to be made readily available, upon not less than 24 hours written notice, during normal business hours, to Seller and its representatives, shall permit access to its facilities and, without undue disruption of Buyer’s business operations, Buyer shall, and shall cause the personnel of the Company to, cooperate fully with Seller and its representatives, in their review of the Earnout Statement and the resolution of any disputes with respect thereto.  Buyer and Seller shall share equally the payment of all reasonable fees and expenses of the Independent Accountants, payable pursuant to this Section or any other Section of this Agreement.

2.7.3.                      Final Earnout Statement.  Each Earnout Statement shall become a “Final Earnout Statement,” and as such shall become final, binding and conclusive for all purposes of this Agreement, upon the earliest to occur of the following:

(a)	the mutual acceptance by Buyer and Seller of the Earnout Statement, with such changes as may be agreed upon by the parties;

(b)	the expiration of 30 days after Seller’s receipt of the Earnout Statement, without a timely Earnout Objection by Seller in accordance with Section 2.7.2; or

(c)	the delivery to Buyer and Seller by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.7.2.

2.7.4.                      Payment of the Earnout.  In the event the Earnout is payable under this Section 2.7, in whole or in part, it shall be paid in the form of the number of restricted shares of Common Stock subject to the restrictions set forth in SEC Rule 145(d) of the 1933 Act (“Earnout Stock”) determined as provided in Section 2.7.5 below.  Buyer shall pay the Earnout, if any, to Seller by instructing the Escrow Agent, within five business days after the date on which the Earnout Statement which demonstrates Seller’s entitlement to the Earnout becomes the Final Earnout Statement (the “Earnout Payment Date”), to deliver forthwith to Seller the stock certificates comprising the Earnout Stock.  Buyer shall have a right to set off the amount of any unpaid or unresolved claims for indemnification under Article 12 against the payment of the Earnout, in the manner and to the extent set forth in Article 12, and to instruct the Escrow Agent to withhold from Seller that number of shares of Earnout Stock against which a claim has been made as provided in Section 12.8(b) and (c) below.

2.7.5.                      Determination of Shares of Earnout Stock.

(a)
In the event the EBITDA Excess Amount in any calendar year, inclusive of the year in which the Closing shall occur, and ending December 2010, is equal to or exceeds One Million Four Hundred Thousand Dollars ($1,400,000), Seller shall receive 10,000,000 shares of Earnout Stock.

(b)
In the event the event described in Section 2.7.5(a) above shall not occur, Seller shall receive that number of shares of Earnout Stock determined by multiplying (i) 10,000,000 shares by a fraction, the numerator of which is the EBITDA Excess Amount and the denominator of which is One Million Four Hundred Thousand Dollars ($1,400,000).

2.7.6.                       Escrow of Earnout Stock.  On the Closing Date, Buyer shall deliver to Meltzer, Lippe, Goldstein & Breitstone, LLP, as Escrow Agent (the “Escrow Agent”), pursuant to the Escrow Agreement, certificates for 10,000,000 shares of Earnout Stock, duly authorized and issued in the name of Seller, to be held in escrow until the determination of Seller’s entitlement thereto, if any, as provided above in this Section 2.7, and thereafter such number of shares, if any, to which Seller is entitled shall be delivered to Seller, subject to Section 12.8, and the balance, if any, shall be returned forthwith to Buyer, duly assigned or with blank stock powers attached.  If QSGI, at any time prior to payment in full of the Earnout, (a) pays a stock dividend on the Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (b) subdivides outstanding shares of Common Stock into a larger number of shares, or (c) combines outstanding shares of Common Stock into a smaller number of shares, then in each case the number of shares of Earnout Stock subject to the Earnout shall be adjusted to the number obtained by multiplying the prior number by a fraction, the numerator of which shall be the number of shares of Outstanding Common Stock (as such term is defined in the Notes) immediately after such event and the denominator of which shall be the number of shares of Outstanding Common Stock immediately before such event.  Buyer will deliver to the Escrow Agent forthwith certificates for any additional shares of Earnout Stock resulting from the foregoing, duly authorized and issued in the name of Seller.

2.8           Certain Tax Matters.

2.8.1.                      Tax Election.  At the option of Buyer, Seller and the Company shall join Buyer to make a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to the Company as designated by Buyer (the “Tax Election”), and file such Tax Election in accordance with applicable regulations, thereby enabling Buyer to treat the Transaction as an asset purchase for certain Tax and accounting purposes.  Seller shall include any income, gain, loss, deduction or other Tax item resulting from the Tax Election on Seller’s Tax Return to the extent required by applicable Law, provided that Buyer shall be responsible for the payment of any Taxes (including any interest or penalties that may become payable with respect thereof) imposed on the Company or Seller and attributable to the making of the Tax Election.  Buyer shall also pay any Tax imposed under Section 1374 of the Code, (b) any Tax imposed under Treas. Reg. § 1.338(h)(10)-1(e)(5) and (c) any state, local or foreign Tax imposed on any gain realized.  Buyer shall pay or cause to be paid any such Taxes five days prior to the date on which Seller is required to pay such Tax liability.  Any such payment by Buyer shall be treated as an assumed liability of the Company but shall not reduce the Purchase Price.  It is the intention of the parties that Buyer is responsible only for payment of those incremental increases in Taxes which are payable by Seller as a result of the Tax Election.  Buyer also shall be responsible for and shall pay all sales, use, transfer and similar taxes levied or assessed with respect to the transfer or deemed transfer of assets resulting from the Tax Election.  Buyer shall provide Seller with copies of IRS Form 8023 and any comparable state and local forms for Seller’s review and signature at least two business days prior to the Closing.  At the Closing, Seller shall deliver a duly executed IRS Form 8023 and any comparable state and local forms, as provided by Buyer.  Buyer shall be responsible for the preparation of all IRS forms or tax returns required to be filed by the Company with any Federal, state, local or foreign taxing authority in connection with the Tax Election.  Seller shall reasonably cooperate for the purpose of effectuating a timely and effective Tax Election and the execution and filing of any forms or returns, including IRS Form 8023 and all schedules thereto in accordance with the instructions to such form.

2.8.2.                      (a)  Buyer shall indemnify and hold harmless Seller, his Affiliates, their respective officers, directors, employees, agents, heirs, legal representatives, successors and assigns, from and against all Losses based upon, arising out of, or resulting from any breach of Buyer’s obligation to pay the Taxes attributable to the Tax Election as provided in Section 2.8.1.

(b)           Buyer shall make an indemnification payment in cash to Seller of an additional amount equal to the Gross Tax Effect imposed in respect of the payment by Buyer of the Taxes attributable to the Tax Election as provided and as limited in Section 2.8.1 or the indemnification payment described in Section 2.8.2(a).  The “Gross Tax Effect” shall be the amount necessary to be paid so that Seller will yield net after-tax proceeds equivalent to the net after-tax proceeds that Seller would have received if no Tax Election had been made in connection with the sale of the Shares.  It is the intention of the parties that Buyer is responsible only for payment of those incremental increases in taxes which are payable by Seller as a result of the Tax Election.  In determining the net after-tax proceeds of Seller, the following assumptions shall be made: (i) the only items of income, gain, loss, deductions and credits taken into account shall be amounts payable from Buyer as described in this Agreement during the taxable year in which the sale of Shares occurs, and (ii) Seller is subject to tax at the maximum marginal income tax rate applicable to such items for Federal and State income tax purposes to an individual resident of the jurisdiction in which Seller resides, provided that the payment of the indemnity shall be treated as additional consideration for the sale of the Shares and any itemized deductions (including the deduction for state and local taxes) shall be subject to any limitations provided for taxpayers taxable upon the items of income set forth in (ii) above.

(c)           Within 30 days following the determination of the final Allocation Statement pursuant to Section 2.8.3, Seller shall deliver to Buyer a statement setting forth the amount of indemnification payments required under subparagraph (b) above and the computation thereof.  Unless Buyer, within 30 days after delivery of such statement, notifies Seller in writing that it objects to such computation, such computation shall be binding upon the parties.  If Seller and Buyer are unable to agree upon the computation of such indemnification payment within 15 days after any notice of objection has been given, the matter shall be submitted to the Independent Accountants in accordance with the procedures in Section 2.6.3 to determine the amount of the indemnification payment based on its resolution of the disputed items within 30 days after its acceptance of its appointment.  Any determination shall be binding upon the parties.  Notwithstanding the foregoing, if it is determined, following a “determination” (as defined in Section 1313 of the Code) of the IRS or state or local tax authorities as to Seller’s liability for additional income taxes attributable to the Tax Election, that the amount of the indemnification payment paid or payable to Seller pursuant to this Section 2.8.2 is greater or less than the amount properly due, Buyer will pay to Seller any deficiency, or Seller will pay to Buyer any excess, as the case by be, within (10) days after such final determination is made.

(d)           Any payment to Seller required under subparagraph (c) of this Section shall be made by wire transfer in immediately available funds to the bank account or accounts designated in writing by Seller within ten business days after the date of determination of the indemnification payment pursuant to subparagraph (c) of this Section.

2.8.3.                      Allocation Statement.  Immediately following the determination of the Final Adjustment Statement, Buyer shall deliver to Seller a statement (the “Allocation Statement”) calculating and allocating the ADSP (as such term is used in Treas. Reg. § 1.338(h)(10)-1) among the assets of the Company in accordance with Treasury Regulations promulgated under Section 338(h)(10) of the Code.  If Seller believes that the allocation of one or more items reflected in the Allocation Statement is unreasonable, Seller shall so notify Buyer no later than 30 days after Seller’s receipt thereof.  In the event of such notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such dispute, which shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions.  If Buyer and Seller fail to resolve such dispute within 30 days or such longer period as the Seller and Buyer shall mutually agree, the matter shall be submitted to the Independent Accountants in accordance with the procedures set forth in Section 2.6.3 to determine whether the allocation of the ADSP was reasonable and, if not reasonable, shall appropriately revise the Allocation Statement.

2.8.4.                      Final Price Allocation.  The allocation reflected on the Allocation Statement shall be the “Final Price Allocation” and, as such, shall become final, binding and conclusive for all purposes of this Agreement, upon the earliest to occur of the following:

(a)	the mutual acceptance by Buyer and Seller of the Allocation Statement, with such changes as may be agreed upon by the parties;

(b)	the expiration of 30 days after Seller’s receipt of the Allocation Statement, without timely written objection by Seller in accordance with Section 2.8.2; or

(c)	the delivery to Buyer and Seller by the Independent Accountants of the report of their determination of the revised Allocation Statement pursuant to Section 2.8.2.

2.9           Allocation of Purchase Price to Assets.

  Buyer and Seller agree to allocate the Purchase Price among the assets of the Company for all purposes (including financial accounting and Tax purposes) in accordance with the Final Price Allocation.

2.10           Lockup Provision.  Earnout Stock if any, will have a two (2) year lockup provision. The lockup period will lapse, as to any share of Lockup Stock, over two years from the Earnout Payment Date (regardless of the date of issuance of the share certificate), 50% on the first anniversary of such Date and 50% on the second anniversary of such Date.  The lockup period will lapse in the event of a change of control as defined in the Lockup Agreement to be executed at Closing. The transfer agent will be instructed about the lockup and will not transfer any shares of Lockup Stock while subject to the Lockup Agreement, except as otherwise set forth therein.  A restrictive legend will be on all certificates for shares of Lockup Stock.  Shares released from the lockup may be subject to the trading provisions of Rule 144 of the 1933 Act and any other applicable securities Law restriction.  Notwithstanding the foregoing, during the lockup period Seller shall have the right, subject to the trading provisions of Rule 144 of the 1933 Act and any other applicable securities Law restriction, to sell such number of shares of Lockup Stock as shall be necessary to provide Seller with all funds necessary to pay any Taxes which may become due upon, and only those Taxes directly attributable to, the receipt of the Earnout Stock. Further terms and conditions concerning the lockup are set forth in the form of Lockup Agreement attached as Exhibit D.

ARTICLE 3
SELLER’S REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

Seller represents and warrants to Buyer and QSGI that, except as otherwise set forth on the Disclosure Schedules, the following statements contained in this Article 3 are true and correct and will survive the Closing for the time periods set forth in Section 12.1.

3.1           Authority and Capacity.

  Seller has all requisite capacity, power and authority to execute, deliver and perform this Agreement and each Related Agreement to be executed and delivered by Seller, and to consummate the Transaction.

3.2           Ownership of Shares.

  Seller is the beneficial and record owner and has good and marketable title to all of the Shares, free and clear of all Liens and does not own any other shares of any class of capital stock of the Company, except as set forth in Schedule 3.2.  Seller is not a party to any outstanding subscription, option, call, warrant, purchase right or other contract that could require Seller to sell, transfer or otherwise dispose of the Shares.  Seller is not a party to any voting trust, proxy or other contract with respect to the voting of the Shares.  At the Closing, Buyer will acquire from Seller good and valid title to the Shares, free and clear of all Liens, except as set forth in Schedule 3.2.

3.3           Execution and Delivery; Enforceability.

  This Agreement and the Related Agreements have been duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (such exceptions collectively the “Enforceability Exceptions”), and are effective to transfer the Shares to Buyer.

3.4           Noncontravention.

  Except as set forth in Schedule 3.4, neither the execution and delivery by Seller of this Agreement or any Related Agreement, nor the consummation of the Transaction by Seller on the terms and conditions provided for herein or therein, nor the compliance with or performance by Seller of the terms and conditions hereof or thereof will, directly or indirectly: (a) be a violation or breach of, a default under or otherwise contravene or conflict with, result in a termination or acceleration of, create in any party the right to accelerate, amend, suspend, renegotiate, terminate, modify, cancel or require any notice under (i) any material agreement or instrument to which Seller is a party, or (ii) any Law applicable to Seller or by which Seller’s property is bound; (b) permit or result in the creation of imposition of any Lien upon any of the Seller’s assets; (c) require a filing with or a Permit from any Governmental Authority; (d) require the consent, approval, authorization, exemption or other action of any Governmental Authority or any other Person; or (e) cause Buyer to become subject to, or to become liable for the payment of any Tax or any other liability.

3.5           Litigation.

  There are no Actions pending or to the knowledge of Seller threatened against or affecting Seller or his assets in or before any court, arbitrator, mediator or other Governmental Authority.  Seller is not subject to any order, writ, judgment, injunction, decree, determination or award which could have an adverse effect on his ability to sell the Shares or otherwise carry out the terms and provisions of this Agreement or any Related Agreement.

ARTICLE 4
SELLER’S REPRESENTATIONS AND WARRANTIES
 CONCERNING THE COMPANY

Seller represents and warrants to Buyer and QSGI that, except as set forth on the Disclosure Schedules, the following statements contained in this Article 4 are true and correct and will survive Closing for the time periods set forth in Section 12.1.

4.1           Organization, Good Standing.

(a)
The Company is a corporation duly organized, validly existing and in good standing under the laws of New York.  The Company has all requisite corporate power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated.  The Company is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed.

(b)
Schedule 4.1 sets forth a true and complete list of (i) all jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation, (ii) all directors and officers of the Company, (iii) all bank, payroll and securities brokerage accounts of the Company and all authorized signers for each such account and (iv) all powers of attorney granted by the Company to any third party that are currently in effect.  The Company has delivered or made available to Buyer a true, correct, complete and up-to-date copy of its articles of incorporation and bylaws, each of which is in full force and effect, and the Company is not in violation of any provision thereof.  The Company has also delivered to Buyer true, correct, complete and up-to-date copies of the Company’s minute books and stock ledgers.

(c)
Capital Stock.  Seller owns 100% of the Shares.  All of the Shares have been duly authorized and validly issued, are fully paid and are nonassessable, and were issued in compliance with all applicable federal and state securities Laws and any preemptive rights or rights of first refusal of any Person.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of the Company.  There does not exist nor is there outstanding any right or security granted or issued to any Person to cause the Company to issue, acquire or sell any shares of capital stock to any Person (including any warrant, stock option, convertible debt obligation, subscription for stock or securities convertible into stock of the Company, or any other similar right, security, instrument, commitment or agreement).  There is no obligation, contingent or otherwise, of the Company to (a) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or (b) loan to, invest in, or provide any guarantee with respect to the obligations of, any Person.  As of the Closing, the Company will not be obligated to pay any dividend, distribution or payment to any current or former holder of its capital stock, other than as expressly provided in this Agreement.  There are no preemptive rights or rights of first refusal with respect to the issuance of any of the Company’s capital stock.

4.2           Other Ventures; Subsidiaries.  The Company does not own or control, directly or indirectly, any equity ownership interest in any other Person.  The Company is not a partner or member of any partnership, limited liability company or joint venture.  The Company does not have any obligation to purchase or acquire any such stock or other equity ownership interest.  The Company does not have any subsidiaries.

4.3           Noncontravention.  Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement or any Related Agreement by the Company, nor consummation of the Transaction by the Company upon the terms and conditions provided for herein or therein, nor the compliance with or performance by the Company of the terms and provisions hereof will (a) be a violation or breach of, a default under, or otherwise contravene or conflict with the Company’s articles of incorporation or bylaws, (b) contravene, conflict with or be a breach or violation of, constitute a default under, result in a loss of any benefit under, or give rise to a right of any party to accelerate, amend, suspend, renegotiate, modify, terminate, cancel or rescind any agreement or instrument to which the Company is a party, (c) be a violation in any material respect of any Law applicable to the Company or the business, assets, properties or operations of the Company, (d) require a filing with or a Permit from any Governmental Authority, (e) permit or result in the creation or imposition of any Lien upon any of the Company’s assets or properties, (f) require the consent, approval, exemption or authorization or other action of any Governmental Authority or any other Person, or (g) cause Buyer to become subject to, or to become liable for the payment of any Tax or any other liability.

4.4           Financial Statements.  Schedule 4.4 sets forth true and complete copies of the audited financial statements (balance sheets, income statements and statements of cash flow) of the Company as of and for the fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007 (collectively, the “Audited Financial Statements”).  The Audited Financial Statements were prepared from the Company’s books of account, present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of operations and cash flows for the periods then ended and were prepared in accordance with GAAP, consistently applied.  The balance sheet as of December 31, 2007, which is included in the Audited Financial Statements, is referred to as the “Acquisition Balance Sheet.”

4.5           Absence of Undisclosed Liabilities.

  The Company has no Liabilities of any nature, except for (a) Liabilities reflected or reserved against on the Acquisition Balance Sheet, (b) Liabilities incurred in the Ordinary Course of Business since the date of the Acquisition Balance Sheet, none of which, either individually or in the aggregate, are material in amount, (c) Liabilities listed on Schedule 4.5, and (d) Liabilities under Contracts described on Schedule 4.15 (none of which results from any breach or violation by the Company or arises out of any claim, charge or demand against the Company).

4.6           Absence of Certain Changes or Events.

  Since December 31, 2007, the Company has been operated only in the Ordinary Course of Business, and:

(a)
there has not occurred any event or circumstance that constitutes, or is reasonably likely to result in, a material adverse change in the Company’s business, assets, liabilities, financial condition, operating results, employees or customer or supplier relationships;

(b)
there has not been any change in the Company’s tax reporting or accounting policies, practices, methodologies or underlying assumptions and the Company has not settled or compromised any Tax liability or made any Tax election;

(c)
except as reflected on the Acquisition Balance Sheet, the Company has not incurred any Indebtedness or assumed, guaranteed, or endorsed the Indebtedness of any other Person, nor canceled any debt or compromised or released any right or claim other than in connection with the performance of this Transaction, nor prepaid any Indebtedness for borrowed money;

(d)	the Company has not suffered any extraordinary loss, theft, damage, destruction or loss of or to any tangible asset, nor waived any rights of material value;

(e)
the Company has not made, granted, or committed to make or grant any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant, other than salary increases and bonuses in the Ordinary Course of Business, or any increase of any benefit provided under any employee benefit plan or arrangement, and the Company has not amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(f)
the Company has not declared or paid any dividend or made any other distribution to its stockholders on or in respect of, or has repurchased, redeemed, retired or otherwise acquired any shares of its capital stock or any options, warrants or other rights to purchase such stock or adjusted or reclassified its capital stock, except as set forth in Schedule 4.6;

(g)
except for the eSchool Business, the Company has not sold, assigned, licensed, transferred or subjected to any Lien, except for Permitted Liens, or committed to sell, assign, license, transfer or subject to any Lien, except for Permitted Liens, any tangible or intangible assets;

(h)	the Company has not discharged or satisfied any material Lien or paid any material obligation or Liability, other than current Liabilities paid in the Ordinary Course of Business;

(i)	the Company has not purchased or leased, or committed to purchase or lease, any asset, other than in the Ordinary Course of Business;

(j)	the Company has not made or authorized any capital expenditure or commitment for any capital expenditure in excess of $25,000 as to any one item or $50,000 in the aggregate for all items;

(k)	there has been no material change in existing credit terms with any customer or vendor of the Company, other than in the Ordinary Course of Business; and

(l)
the Company has not changed in any material respect how it conducts its cash management practices (including the collection of receivables, payment of payables, maintenance of inventory controls and pricing practices).

4.7           Taxes.

  All Tax Returns required to be filed by the Company have been duly and timely filed and are true, accurate and complete.  The Company has paid all Taxes (whether or not shown as due and owing on such Tax Returns) due and owing as of Closing.  There are no Tax claims, audits or proceedings pending or, to the knowledge of Seller or the Company, threatened against the Company. There are not currently in force any waivers or agreements binding upon the Company for the extension of time for the assessment or payment of any Tax.  The Company has properly withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any stockholder, employee, creditor, independent contractor, or other third party. The Company is not a party to or bound by any Tax allocation or Tax sharing agreement with any other Person and has no contractual obligation to indemnify any other Person with respect to Taxes.  The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return nor has it incurred any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes upon any of the assets of the Company.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing Date.  The Company has been a validly electing S Corporation since December 1, 1996.  There are no outstanding rulings of, or requests for rulings from, any Tax authority addressed to the Company that are, or if issued would be, binding on the Company.

4.8           Employees.

  There are no Actions by any employee or former employee pending or to the knowledge of Seller threatened against the Company.  The Company is not a party to any collective bargaining agreement nor is there pending any union organizational activities or proceedings with respect to the Company. There is no labor strike, slowdown or stoppage pending or threatened against the Company.  Schedule 4.8 sets forth a complete and accurate list of the following information for each employee, director or officer of the Company as of the date of this Agreement, including employees on leave of absence or layoff status: (a) name; (b) job title; (c) current compensation paid or payable; (d) any changes in compensation since January 1, 2006; (e) vacation accrued; (f) entitlement to severance pay; (g) length of service with the Company; and (h) service credited for purposes of the Company’s employee benefit plans.  The Company, in all material respects, has complied with and is in compliance with all (and the Company has not received notice from any Person alleging any noncompliance with any) applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, employment of aliens, employment of individuals with disabilities, and nondiscrimination in employment, and are not engaged in (nor has the Company received any notice alleging that it is engaged in) any illegal or unfair labor or employment practice.  The Company is in compliance in all material respects with the requirements of the Americans with Disabilities Act and the requirements of the Workers Adjustment and Retraining Notification Act (the “WARN Act”) and has no liabilities pursuant to the WARN Act.  Each employee of the Company listed on Schedule 4.8 has executed with the Company a Confidentiality and Non-Solicitation Agreement substantially in the form of either of the agreements attached as Exhibit P.

4.9           Employee Benefit Plans.

  Set forth on Schedule 4.9 is a list of all Plans.

(a)	Seller has provided to Buyer:

(i)
all documents that set forth the terms of each Plan and of any related trust, including all summary plan descriptions and other notices which the Company is required to distribute, or has distributed, regarding any Plan;

(ii)	all personnel and payroll records, and all employment manuals and policies of the Company;

(iii)	a written description of any Plan which is not otherwise in writing;

(iv)	all insurance policies purchased by, or to provide benefits under, any Plan;

(v)	all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Plan;

(vi)	the Form 5500 filed with respect to each Plan in each of the most recent three years, including all related schedules and opinions of independent accountants;

(vii)
all notices that were given by any Plan or the Company to the Internal Revenue Service, the Pension Benefit Guaranty Corporation, or the Department of Labor, regarding any Plan within the three years preceding the date of this Agreement; and

(viii)
all notices that were given by the Internal Revenue Service, the Pension Benefit Guaranty Corporation, or the Department of Labor to any Plan or the Company (or any other person who, together with the Company, would be treated as a single employer under Section 414 of the Code) regarding any Plan within the three years preceding the date of this Agreement.

(b)	the Company has no leased employees within the meaning of Section 414(n) of the Code;

(c)
each of the Plans has been operated in material compliance with its terms and all Laws, all contributions required under the terms of the Plan or applicable Law have been timely made, all filings required by the Code or ERISA under each Plan have been timely filed and all notices or disclosures required to be given to participants have been timely provided; and

(d)
there are no pending or to the knowledge of Seller threatened claims by or against of any of the Plans, by any employee or other person with respect to any Plan, or otherwise involving any Plan (other than routine claims for benefits).

4.10           Environmental Matters.

  There has been no generation, use, handling, treatment or storage of any Hazardous Material at, on, under or from or transported to or from any of the Real Property in violation of Environmental Laws in connection with the operations of the Company.  There has been no release or threatened release of any Hazardous Material at, on, under, from or, affecting, any of the Real Property in violation of Environmental Laws in connection with the operations of the Company.  There has been no disposal of any Hazardous Materials at, on or under any of the Real Property in connection with the operations of the Company in violation of Environmental Laws or which requires investigation, remediation or other response action by the Company under Environmental Laws. The Company has not been named in any Action, nor to the knowledge of the Company and Seller, has any Action been threatened against the Company nor has any written demand or request for information from any third party been received by the Company, concerning or with respect to, the presence, release or threatened release of any Hazardous Material.  To the knowledge of the Company and Seller, there are no underground storage tanks or related piping located on, under or at any of the Real Property. The Company has not removed any such tank or piping from the Real Property.  The Company is and has been in compliance in all material respects with all applicable Environmental Laws and possesses all environmental Permits which are required with respect to the operation of its business, and there are no Actions pending nor to the knowledge of the Company and Seller threatened against the Company that seek the revocation, cancellation, suspension or any modification of any such environmental Permits.  No Hazardous Material managed by the Company has come to be located in any site which is listed or proposed for listing under CERCLA, on the Comprehensive Environmental Response, Compensation and Liability Information System list, as established under CERCLA, or in any similar state list, or which is the subject of foreign, federal, state or local enforcement actions or other investigations which may lead to claims against the Company for response actions, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.  There have been no non-routine environmental inspections, investigations, studies, audits, tests, reviews or other analyses documented in relation to any Real Property, or any property formerly owned, operated or leased by the Company or, with respect to the Company’s business, which are in the possession or control of the Company.

4.11           Compliance with Laws; Permits.

  The Company has been and is in compliance in all material respects with all Laws applicable to it and its business, assets, properties and operations.  The Company owns or possesses all right, title and interest in and to all Permits that are necessary to own and operate its business, properties and assets as intended by Buyer.  The Company has not received written notice from any Person alleging any noncompliance with any Law or Permit.  None of the Company’s Permits will lapse, terminate or expire as a result of the consummation of the Transaction.  All such Permits have been legally obtained, renewed and maintained by the Company and are valid and in full force and effect.  No proceeding is pending or to the knowledge of the Company and Seller threatened against the Company to revoke or limit any of the Permits or otherwise impose any conditions or obligations on the possession or transfer of any of them and there is no state of facts or event of which the Company or Seller has knowledge which could reasonably be expected to form the basis for any revocation or limitation of the Permits or other imposition of conditions or obligations on the possession or transfer of any of them.

4.12           Real Property.

  The Company does not own any real property in fee simple.  The Company currently leases the real property described on Schedule 4.12 (the “Real Property”).  The leases relating to the Real Property are hereinafter referred to as the “Leases.”  The Company is the lessee under each of the Leases.  Except at set forth on Schedule 4.12, the Company does not lease or sublease any Real Property as lessor.  The Company has delivered a current, accurate and complete copy of the Leases to Buyer.  The Leases are valid and in full force and effect.  Neither the Company, nor any other party to any of the Leases is or has reason to believe a default, breach, termination or modification of any of the Leases will occur.  The Seller is the owner of the real property under the New York Lease and the New Jersey Lease.  Seller has good and marketable title to the real property under the New York Lease and the New Jersey Lease, free and clear of all Liens, except Permitted Liens.  The Company holds a valid, binding and existing leasehold interest under each of the Leases, free and clear of all Liens, except Permitted Liens.  The Company enjoys peaceful and undisturbed possession under each of the Leases.  Except as set forth on Schedule 4.12, there are no leases, subleases, licenses or other agreements for the use or occupancy of any portion of the Real Property by any Person other than the Company.  There are no delinquent Taxes relating to the Real Property.  There are no defaults under any Permitted Lien affecting the Real Property.  The Real Property abuts and has direct access to public streets.  No improvements on the Real Property encroach upon any adjoining land, and no improvements from adjoining land encroach upon the Real Property.  There are no outstanding purchase options or rights of first refusal/offer for the Real Property in favor of any third party other than the Company.  Neither Seller nor the Company has received notice of any pending or proposed condemnation or eminent domain proceedings affecting the Real Property. General office, warehouse, distribution center and service center are legally permissible uses of the Real Property without non-conforming status, and no conditional use permits or variances affect the Real Property.  The Real Property complies in all material respects with all applicable Laws.  The Real Property, including the building and other improvements and facilities located thereon, and all structural and non-structural components thereof, and all related heating, cooling, ventilation, plumbing, sprinkler, electrical and other building systems, are in good working condition and repair, reasonable wear and tear excepted, and served by telephone, cable, electric, gas, water, storm and sanitary sewer lines and facilities.

4.13           Title, Condition and Sufficiency of Assets.

  The Company owns and has good and marketable title, free and clear of all Liens, other than Permitted Liens, in and to all of the tangible and intangible property and assets reflected on the Acquisition Balance Sheet.  Except as set forth on Schedule 4.13, all of the Company’s tangible personal property is and on the Closing Date will be in working order, subject to ordinary wear and tear, fire or other casualty.  All of the tangible personal property of the Company is located at the Real Property.  No Person other than the Company owns or utilizes any personal property of the Company.

4.14           Intellectual Property.

(a)	Schedule 4.14 sets forth a complete and correct list of all Company Intellectual Property.

(b)
The Company owns and possesses all, right, title and interest in and to, or has a valid and enforceable right or license to use the Company Intellectual Property owned or used by it as currently being used.

(c)
The Company Intellectual Property is not subject to any Liens and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to written license agreements applicable thereto.

(d)	The Company Intellectual Property owned or used by the Company is valid, subsisting, in full force and effect, and has not been cancelled, expired or abandoned.

(e)
To the Company’s and Seller’s knowledge, the Company has not infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party.  To the Company’s and Seller’s knowledge, the conduct of the business as currently conducted by the Company does not infringe upon any Intellectual Property owned or controlled by any third party.  The Company has not received any written notice regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any third party).

(f)
The Company has received no written notice that a third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property.  The Company has not brought or threatened any such claims against any third party.

(g)
(i) all licenses listed on Schedule 4.14 are in full force and effect and, to the knowledge of the Company, are enforceable by the Company in accordance with their respective terms, subject to the Enforceability Exceptions, (ii) the Company has performed all material obligations required to be performed by it pursuant to the licenses and agreements listed on Schedule 4.15 and (iii) there is no existing, or to the Company’s and Seller’s knowledge, threatened default under or violation of any of the licenses or agreements listed on Schedule 4.15 by any other party thereto.

4.15           Contracts.

  Schedule 4.15 lists all written or oral agreements to which the Company is a party and which are currently in effect. The Company has delivered to Buyer correct, complete and up-to-date copies of each written contract required to be or otherwise identified on Schedule 4.15 (collectively, the “Contracts”).  To the Company’s and Seller’s knowledge, all of the Contracts are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.  The Company has performed all obligations required to be performed by it pursuant to the Contracts.  To the knowledge of the Company and Seller, there is no existing or threatened default under or violation or breach of any of the Contracts by any other party thereto, nor any event or circumstance which, with the passage of time or the giving of notice, or both, would result in a breach, default or violation of any Contract.

4.16           Litigation.

  Except as set forth on Schedule 4.16 there are no Actions pending or to the knowledge of the Company and Seller threatened against the Company or its assets, which involve the Company, any of its assets or any stockholders, officers, directors or employees (in their capacity as such), or which in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement, the Related Agreements or the Transaction, or which may result in any change in the current equity ownership of the Company, nor is the Company aware of any basis for any of the foregoing.  The Company is not subject to any order, writ, judgment, injunction, decree, determination or award.

4.17           Warranty Claims.

  There is no pending or to the knowledge of the Company and Seller threatened claim against Company alleging any breach of any warranty relating to any products or services sold or provided by the Company.  The Company has not made any express warranties to third parties with respect to any products created, manufactured, sold, distributed or licensed, or any services rendered, by the Company, except the express warranties which are set forth in written agreements between the Company and a customer, and such warranties as are imposed by applicable law.  A correct, complete and up-to-date copy of each standard warranty of the Company as set forth in such written agreements has been provided to Buyer.  To the knowledge of the Company and Seller, no third party has advised the Company concerning, or threatened the Company, with liability arising out of, injury to person, business or property as a result of any product sold or service rendered by the Company.

4.18           Insurance.

  Schedule 4.18 contains an accurate and complete list of all current insurance policies or binder of insurance and fidelity or surety bonds applicable to, owned by or maintained for the benefit of, the Company and indicates for each such insurance policy any pending claims thereunder.  Such list specifies with respect to each such policy the policy number, insurer, policy limits and deductibles and renewal date.  All premiums that are due and payable with respect to such policies and binders have been paid, and no written notice of denial of coverage, cancellation or termination has been received with respect to such policies and binders and, to the Company’s knowledge, there is no existing material default, or event which with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder.  The applicable limits under such policies or binders have not been partially or totally exhausted.  Neither the Company nor any other Person has received (i) any written notice of reservation of rights with respect to any pending or threatened claims against any such policy or binder, (ii) any written notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other verifiable indication that any such policy or binder may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder.  The Company has not been refused any insurance nor has its coverage been limited.  All litigation covered by any of the policies has been properly reported to and accepted by the applicable insurer.  There have been no gaps in coverage on any pre-closing insurance policies.  The Company’s rights under current and historical policies will not be affected by change of ownership.

4.19           Accounts Receivable.

  The accounts receivable reflected on the books and records of the Company represent valid obligations arising from sales actually made in the Ordinary Course of Business.  The Company has not received written notice of any material contest, claim or right of setoff with respect to its accounts receivable.  All accounts receivable reflected on the Acquisition Balance Sheet, as well as those accounts receivable arising after the date of the Acquisition Balance Sheet and reflected on the books and records of the Company as of the Closing Date, will be collected in full without any set-off within 90 days of the Closing Date, except to the extent provided for in the Company’s reserve for bad debts as set forth on the Acquisition Balance Sheet and any additions thereto made in the Ordinary Course of Business since that date.  There have not been any write-offs as uncollectible of any customer accounts receivable of the Company in excess of the Company’s reserve for bad debts since December 31, 2007.

4.20           Inventory.

  The inventories of the Company are fairly reflected on the Acquisition Balance Sheet in accordance with the prudent past practices and policies of the Company, subject to adequate reserves.  The inventories of the Company reflected on the Acquisition Balance Sheet are in good and marketable condition and are useable and saleable, subject to the Company’s normal reserves.  All such inventories are owned by the Company free and clear of any Liens, other than Permitted Liens.

4.21           Customers and Suppliers.

  Schedule 4.21 sets forth a list of the Company’s top seven (7) customers during last fiscal year (“Material Customers”) and a list of the Company’s top supplier during the last fiscal year (“Material Supplier”).  To the knowledge of Seller and the Company, no Material Customer or Material Supplier has notified the Company that (a) it is materially modifying or terminating its relationship, agreements or arrangements with the Company or (b) its intention is to do so.  The Company is not required to provide any bonding or any other financial security arrangements in connection with any transaction with any Material Customer.

4.22           Indebtedness.

  Schedule 4.22 sets forth a true and complete list of all Indebtedness of the Company which is outstanding on the date hereof, including the amount of principal and unpaid interest outstanding under each instrument evidencing such Indebtedness as of the date hereof and a description of the collateral securing such Indebtedness.  Except as set forth on Schedule 4.22, there are no prepayment penalties or other fees associated with the repayment of such Indebtedness.

4.23           Brokerage.

  No broker, finder or similar agent has been employed by or on behalf of Seller or the Company, and no Person with which Seller or the Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the Transaction.

4.24           Conflicts of Interest.

  Except as set forth on Schedule 4.24, neither Seller, nor any of his respective Affiliates, members of his immediate family or any employee of the Company, possesses any direct or indirect financial interest in, or is a stockholder, director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensee or competitor of the Company, except with respect to the New York Lease, the New Jersey Lease, the New NY Lease and the New NJ Lease, and the property leased or to be leased thereunder.  Neither Seller nor any of his respective Affiliates or members of his immediate family has any rights or interests, whether as an owner, lessor, licensor, licensee or otherwise, in or to any tangible or intangible assets, properties or rights that are owned by, licensed or leased to, or used by the Company, except with respect to the New York Lease, the New Jersey Lease, the New NY Lease and the New NJ Lease, and the property leased or to be leased thereunder.

4.25           Related Party Transactions.

  Except as set forth on Schedule 4.25, no member, officer or director of the Company (each a “Related Party”) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of any Related Party, other than for (i) the payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) other standard employee benefits made generally available to all employees.

4.26           Absence of Certain Payments.

  Neither the Company, nor any of its representatives or its Affiliates acting on the Company’s behalf has, directly or indirectly, in connection with, or otherwise relating to, the operation of the Company’s business or the business of any of its Affiliates:

(a)
made any bribe, payoff, influence payment, kickback, unlawful material gift or other unlawful payment to (i) obtain favorable treatment in securing business or (ii) to any Person in violation of any applicable Laws;

(b)
used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, governmental officials or other Persons; or

(c)	accepted or received any unlawful contributions, payments, gifts or expenditures.

4.27           Omnetica.  Omnetica has released the Company from any rights and claims under any Omnetica Partnership Agreement for acts arising prior to the Closing Date.

4.28           No Knowledge.  Seller has no knowledge of any fact which has not been disclosed to Buyer which materially adversely affects the business of the Company.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER AND QSGI

Buyer and QSGI jointly and severally represent and warrant to Seller that the following statements contained in this Article 5 are true and correct.

5.1           Organization; Authorization.

  Buyer and QSGI each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer and QSGI each has all requisite power and authority to execute, deliver and perform this Agreement and each Related Agreement to be executed and delivered by Buyer and QSGI, and to consummate the Transaction.  Buyer and QSGI each is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed.

5.2           Execution and Delivery; Enforceability.

  This Agreement has been, and each Related Agreement to be executed and delivered by Buyer and QSGI will upon such delivery be, duly executed and delivered by Buyer and QSGI and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer and QSGI, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

5.3           Noncontravention.

  Except as set forth in Schedule 5.3, neither the execution and delivery by Buyer or QSGI of this Agreement or any Related Agreement to be executed and delivered by Buyer and QSGI nor the consummation of the Transaction by Buyer and QSGI on the terms and conditions provided for herein and therein, nor compliance and performance by Buyer and QSGI with the terms hereof and thereof will (a) be a violation or breach of, a default under, or otherwise contravene or conflict with Buyer’s or QSGI’s articles of incorporation or bylaws, (b) contravene, conflict with or be a breach or violation of, constitute a default under, result in a loss of any benefit under, or give rise to a right of any party to accelerate, amend, suspend, renegotiate, modify, terminate, cancel or rescind any agreement or instrument to which Buyer or QSGI is a party, (c) be a violation in any material respect of any Law applicable to Buyer or QSGI or the business, assets, properties or operations of Buyer or QSGI, (d) require a filing with or a Permit from any Governmental Authority, (e) permit or result in the creation or imposition of any Lien upon any of Buyer’s or QSGI’s assets or properties, (f) require the consent, approval, exemption or authorization or other action of any Governmental Authority or any other Person or (g) cause Seller to become subject to, or to become liable for the payment of any Tax or any other liability.

5.4           Reservation and Valid Issuance of Shares.

QSGI has duly reserved for issuance all shares of its Common Stock that may be issued pursuant to this Agreement, the Transaction and the Riconda Purchase Agreement, including without limitation the Purchase Price Stock, the Earnout Stock, the Warrant Stock and the Conversion Stock.  All shares of Common Stock to be issued as aforesaid have been duly authorized and, upon issuance in accordance with this Agreement or the Riconda Employment Agreement or upon conversion of the Convertible Note or exercise of the Warrants will have been duly issued and outstanding, fully paid and nonassessable.

5.5           SEC Documents.

(a)           QSGI has made available to Seller prior to the date hereof copies of its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2007, its Current Reports on Form 8-K filed since such report on Form 10-Q and its Proxy Statement on Schedule 14A for its 2007 Annual Meeting of Stockholders filed by QSGI with the SEC (the Form 10-KSB, Form 10-Q, Form 8-Ks and Schedule 14A are collectively referred to herein as the “SEC Documents”).  Each of the SEC Documents, as of the respective dates thereof (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)           The financial statements of QSGI in the SEC Documents present fairly, in accordance with GAAP, the financial position of QSGI as of the dates indicated, and the results of its operations and cash flows for the period therein specified, subject, in the case of unaudited financial statements for interim periods, to usual year-end audit adjustments and the absence of footnotes.

5.6           Brokerage.

  Except for Agile Equities and any advisor retained by Buyer or QSGI, whose fees and expenses shall be paid by Buyer or QSGI at Closing, no Person is or will become entitled, by reason of any agreement entered into by or on behalf of Buyer or QSGI, to receive any commission or other similar compensation in connection with the consummation of the Transaction.

ARTICLE 6
CONDITIONS PRECEDENT

6.1           Buyer’s Conditions Precedent.

  Unless waived by Buyer in writing, the obligations of Buyer hereunder are subject to the fulfillment, prior to or at Closing, of each of the following conditions:

(a)
The representations and warranties of Seller contained in this Agreement or in any Disclosure Schedule, exhibit, list, certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date as though such representations and warranties were made at and as of such date, except and to the extent they relate solely to an earlier date.

(b)	Seller shall have performed or complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)
All the necessary consents, approvals and authorizations of any Person or Governmental Authority prescribed by any Law or Contract to the consummation by Seller of the Transaction shall have been obtained.

(d)
All the necessary consents, approvals and authorizations of the Board of Directors, stockholders, preferred stockholders and the Senior Lender to the consummation by Buyer and QSGI of the Transaction shall have been obtained, subject to Section 6.1(e) below.

(e)
If the consents, approvals and authorizations set forth in Section 6.1(d) above shall not have been obtained by Buyer or QSGI, or both, on or before the ninetieth (90th) day from the Effective Date (the “Early Termination Date”), and if Buyer shall not have terminated this Agreement as provided in Section 11.1 by written notice to Seller delivered not later than 10 days thereafter, or the Closing Date, whichever occurs earlier, then this condition or the conditions set forth in Section 6.1(d), as the case may be, shall be deemed to have been waived by Buyer.

(f)
There shall be no Action pending or threatened (i) seeking to restrain, delay, prohibit, invalidate, set aside, enjoin or impose any conditions or restrictions upon the Closing of the Transaction or (ii) which could reasonably be expected to have a Material Adverse Effect on the Company, and no injunction, judgment, order, decree or ruling with respect thereto shall exist or be in effect.

(g)	Since the date of this Agreement no change or event has occurred with respect to the business, operations or financial condition of the Company which has had a Material Adverse Effect on the Company.

(h)
The Company’s certificate of incorporation and by-laws shall have been amended, as and to the extent reasonably determined by Buyer, to include the ability of the Company to conduct any lawful business or activity.

(i)
Seller shall have removed from the Company all of the real property, personal property and intangible personal property belonging to the eSchool Business and allocated any previously shared administrative expenses between the eSchool Business and the Company on the Company’s books of account.

(j)
Seller shall have obtained a release of all Liens on the Shares and any other Liens on the business, properties or other assets of the Company, other than Permitted Liens and Liens securing Indebtedness being assumed or paid by Buyer.

(k)	Seller shall have delivered to Buyer each of the closing items listed in Section 9.1.

6.2           Seller’s Conditions Precedent.

  Unless waived by Seller, the obligations of Seller hereunder are subject to the fulfillment, prior to or at Closing, of each of the following conditions:

(a)
The representations and warranties of Buyer and QSGI contained in this Agreement or in any exhibit, list, certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date.

(b)
The Buyer and QSGI each shall have performed or complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)
All the necessary consents, approvals and authorizations of any Person or Governmental Authority prescribed by any Law or Contract to the consummation by Buyer and QSGI of the Transaction shall have been obtained.

(d)
All the necessary consents, approvals and authorizations of any Person or Governmental Authority prescribed by any Law or Contract to the consummation by Seller of the Transaction shall have been obtained.

(e)
The Senior Lender shall have entered into the Subordination Agreement, and/or an intercreditor agreement (the “Intercreditor Agreement”), with Seller and Seller’s lender (if required by Seller’s lender), on terms and conditions satisfactory in all respects, in their sole discretion, to Seller and Seller’s lender.

(g)
Since the date of QSGI’s most recent Report on Form 10-Q included in the SEC Documents, no change or event which has not been subsequently reported to the SEC on Form 8-K or other publicly-available filing has occurred with respect to the business, operations or financial condition of QSGI which has had a Material Adverse Effect on QSGI.

(h)	Buyer and QSGI shall have delivered to Seller each of the closing items listed in Section 9.2.

ARTICLE 7
PRE-CLOSING COVENANTS.

7.1           Conduct of Business.  At all times prior to the Closing, Seller shall, and shall cause the Company to:

(a)           operate the business of the Company, including maintaining levels of Working Capital, in the Ordinary Course of Business and consistent with prudent past practice;

(b)           use commercially reasonable efforts to preserve the business of the Company and to preserve for Buyer the goodwill of customers, suppliers and others having business relations with the Company;

(c)           maintain in full force and effect all insurance policies of the Company which it deems necessary for the operation of its business (or insurance policies providing comparable coverage);

(d)           not terminate, cause the termination of, amend, renew or extend any material Contract unless in each case such action is believed to be in the best interest of the Company;

(e)           not sell, assign, license, transfer or otherwise dispose of any of the material assets or personal property of the Company or interest therein or agree to do any of the foregoing, except in the Ordinary Course of Business;

(f)           continue to make all payment on accounts payable and loans in favor of the Company when due and payable and collect accounts receivable in accordance with the prudent past practices of the Company;

(g)           not waive or release any of its rights related to the business of the Company or permit any of such rights to lapse, if such waiver or lapse would adversely effect the Company in an amount greater than $50,000, except in the Ordinary Course of Business.

(h)           not take any of the actions described in Section 4.6 without the prior written consent of Buyer;

(i)           not make or enter into any contract, written or oral, pursuant to which the amount payable to any party thereunder is greater than $50,000; and

(j)           comply with applicable Laws in all material respects.

7.2           Other Transactions.

  Until the Early Termination Date, Seller shall, and shall cause the Company and the stockholders, directors and officers of the Company to, deal exclusively and in good faith with Buyer or QSGI, or both, with regard to the sale of the Shares to Buyer and use his and their commercially reasonable efforts to consummate the Closing and will, and will direct his and their respective Affiliates, financial advisors, accountants, agents, and counsel (i) not to solicit, encourage, negotiate or enter into any other agreements, arrangements or understandings, whether or not binding, with respect to any acquisition proposal, (ii) to immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons conducted prior hereto with respect to any of the foregoing, and (iii) not to enter into any agreement or understanding, whether in writing or, if legally binding, oral, that would have the effect of preventing the consummation of the Transaction.  If, notwithstanding the foregoing, Seller, the Company or any of his or its Affiliates, representatives or agents should receive any proposal for an acquisition or any inquiry regarding any such proposal from a Person, Seller and the Company shall, or direct such Person to, promptly inform Buyer and its counsel in writing of the terms thereof.

7.3           Access to Information.

  At all times prior to the Closing, Seller shall furnish QSGI and Buyer and their respective employees, agents and contractors reasonable access during normal business hours, and on reasonable prior notice, to information that directly relates to or concerns the business, properties or assets of the Company which is contained in the properties, books and records of the Company or known by the personnel of the Company and all such other information that relates to or concerns the business, properties, operations or assets of the Company as any of them may reasonably request.  If, in its sole discretion, Buyer or QSGI is not satisfied with the results of its due diligence investigation, Buyer may terminate this Agreement by written notice to Seller delivered not later than the earlier of (a) the 10th day next following the Early Termination Date, or (b) the Closing Date.

7.4           Efforts.

  The parties shall use their commercially reasonable efforts to take or cause to be taken and to do or cause to be done all such actions and things as are reasonably necessary or advisable, or as are reasonably requested by another party, in order to consummate the Transaction in a timely manner.  Without limiting the generality of the foregoing, Seller shall have the responsibility for obtaining all consents required under Section 6.1(c).

7.5           eSchool Business.

  Prior to Closing, Seller shall cause the Company to transfer to Seller or any Person designated by Seller all of the assets of the Company related to the eSchool Business as set forth on Schedule 7.5.  In connection therewith, Seller or such Person may offer employment to and hire all of the employees of Seller who are engaged in the conduct of the eSchool Business.  Seller shall assume and indemnify and hold the Company, Buyer and QSGI harmless from and against (a) any tax liabilities resulting from such transfer of assets and (b) any Losses relating to or arising out of the eSchool Business subsequent to the Closing Date.

7.6           Notice of Developments.

  Seller shall give immediate written notice to Buyer of any event or condition of which he has knowledge that he reasonably believes causes Seller to be unable to consummate the Transaction. Without limiting the generality of the foregoing, Seller shall notify Buyer promptly in writing of any amendments to the representations and warranties set forth in Article 3 or 4, or in the related Disclosure Schedules, which become necessary to cause such representations and warranties to be true and correct as of the Closing Date, whereupon such representations and warranties, as so amended, shall be deemed the representations and warranties of Seller for all purposes of this Agreement.  In the event any such amendment, in the reasonable discretion of Buyer or QSGI, would materially adversely affect the business of the Company or the ability of Seller to consummate the Transaction, then Buyer or QSGI shall have the right to terminate this Agreement by written notice to Seller delivered not later than the sooner of (a) the 10th day next following its receipt of such amendment, or (b) the Closing Date.

7.7           Buyer’s Cooperation.

Buyer and QSGI each will use all commercially reasonable efforts to cause the Senior Lender to enter into a Subordination Agreement and an Intercreditor Agreement, if required, in form and substance satisfactory to Seller, its lender (if required) and the Senior Lender.

ARTICLE 8
THE CLOSING

The consummation of the Transaction (the “Closing”) shall take place at the office of Meltzer, Lippe, Goldstein & Breitstone, LLP, on the 90th day next following the Effective Date, or at such other place and time as Buyer and Seller shall agree; provided that (i) if all of the conditions set forth in Article 6 have not been satisfied or waived on such date, on such mutually agreeable later date as is practicable but in no event later than three business days after satisfaction or waiver of such conditions and (ii) Buyer shall have the right in its sole discretion to extend such date by up to 30 days upon written notice and payment to Seller of the sum of $50,000; provided further that in no event shall such date be extended beyond the 150th day next following the Effective Date (as such date may be extended, the “Closing Date”).

ARTICLE 9
CLOSING DELIVERIES

9.1           Seller’s Closing Deliveries.

  At Closing, Seller shall deliver to Buyer the following:

(a)	A certificate executed by an officer of the Company certifying that the conditions set forth in Section 6.1(a), (b) and (c) have been satisfied;

(b)	Copies of the resolutions duly adopted by the Board of Directors and sole stockholder of the Company authorizing and approving the Transaction;

(c)	All certificates for the Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer;

(d)	The written resignation, effective as of the Closing, of each director and officer of the Company listed on Schedule 9.1(d);

(e)	The Payoff Letters;

(f)	A certificate of good standing with respect to the Company as of the most recent date practicable from Secretary of State of New York;

(g)	A certificate of an officer of the Company setting forth in sufficient detail the Selling Expenses to the extent unpaid at the Closing Date;

(h)	The Riconda Employment Agreement executed by Seller and Buyer;

(i)	The New NJ Lease and the New NY Lease, each signed and acknowledged by Seller or his designee, as Landlord, the Company as Tenant, and Buyer and QSGI as joint and several Guarantors;

(j)	Any and all consents and approvals of any Person or Governmental Authority, lender, lessor, third-party, or other party required in connection with the consummation of the Transaction;

(k)	[Intentionally Omitted];

(l)	The Lockup Agreement;

(m)	The Registration Rights Agreement;

(n)	The Pledge Agreement;

(o)	The Security Agreement;

(p)	The Subordination Agreement and the Intercreditor Agreement;

(q)	The Escrow Agreement;

(r)	Opinion of counsel for Seller in substantially the form of Exhibit N;

(s)	The original corporate record books for the Company; and

(t)	Each other document required to be delivered to Buyer pursuant to this Agreement.

Any document to be delivered to Buyer pursuant to this Section 9.1, the form of which is not attached to this Agreement as an exhibit, shall be reasonably satisfactory to Buyer.

9.2           Buyer’s Closing Deliveries.

  At Closing, Buyer shall deliver the Earnout Stock to the Escrow Agent and shall deliver to Seller the following:

(a)	A certificate executed by an officer of Buyer certifying that the conditions set forth in Section 6.2(a), (b), (c) and (d) have been satisfied;

(b)
Copies of the resolutions duly adopted by the Boards of Directors of (i) Buyer and QSGI authorizing and approving the Transaction, including their guaranty of the New NY Lease and the New NJ Lease, and (ii) the Company approving the New NJ Lease and the NY Lease;

(c)	A certificate of good standing with respect to each of Buyer and QSGI as of the most recent date practicable from the Secretary of State of Delaware;

(d)	The New NJ Lease and the New NY Lease, signed and acknowledged as provided in Section 9.1(i);

(e)	The Pledge Agreement;

(f)	The Security Agreement;

(g)	The Riconda Employment Agreement;

(h)	[Intentionally Omitted];

(i)	The Escrow Agreement;

(j)	A certificate or certificates for the duly authorized and issued Purchase Price Stock;

(k)	The Convertible Note;

(l)	The Warrant;

(m)	The Lockup Agreement;

(n)	The Subordination Agreement and the Intercreditor Agreement;

(o)	Opinion of counsel for Buyer and QSGI in substantially the form of Exhibit O;

(p)	The Registration Rights Agreement; and

(q)	Each other document required to be delivered to Seller pursuant to this Agreement.

Any document to be delivered to Seller pursuant to this Section 9.2, the form of which is not attached to this Agreement as an exhibit, shall be reasonably satisfactory to Seller.

ARTICLE 10
ADDITIONAL COVENANTS AND AGREEMENTS

10.1           Publicity.

  Any disclosures or announcements relating to this Agreement or the Transaction shall be made by Buyer or QSGI, on the one hand, or Seller, on the other hand, only (a) with the written consent of the other party, or (b) upon either party’s determination, in its sole discretion, that such disclosure or announcement is required by Law or by any Governmental Authority or legal process, and upon five days prior notice to the other party.

10.2           Expenses.

  Except as otherwise set forth in this Agreement:

(a)	Buyer and QSGI shall pay all fees and expenses incident to the Transaction which are incurred by Buyer and QSGI or their respective representatives, attorneys, agents and advisors;

(b)
All fees and expenses incident to the Transaction and incurred by the Company, Seller or their respective representatives, attorneys, agents and advisors shall be paid by the Company at the Closing, provided that $50,000 of such fees and expenses shall be paid by Buyer or QSGI; and

(c)	All fees and expenses of the Independent Accountants shall be shared equally by (i) Buyer and QSGI and (ii) and Seller.

10.3           No Assignments.

  No assignment of any part of this Agreement or any right or obligation hereunder may be made by Seller without the prior written consent of Buyer, and any attempted assignment without such consent of Buyer shall be void and of no force or effect.  Buyer and QSGI each may assign any of its rights or delegate any of its duties under this Agreement, other then the obligation to deliver shares of Common Stock to Seller, to any Affiliate of Buyer or QSGI or any of its financing sources, provided that no such assignment shall relieve Buyer or QSGI of its obligations hereunder.

10.4           Tax Matters.

  The following provisions of this Section shall govern the allocation between Buyer and QSGI (in this Section 10.4, collectively “Buyer”), the Company and Seller of responsibility for certain Tax matters following the Closing Date.  In the event of any conflict between the provisions of this Section and any other provision of this Agreement, the provisions of this Section shall control.

10.4.1.                      Allocation

(a)
Seller shall prepare or cause to be prepared for filing by the Company all Tax Returns for the Company for all Tax periods ending on or before the Closing Date (the “Pre-Closing Periods”) that are due after the Closing Date, including the final S-Corporation Tax Return for the Company.  Such Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the Company’s prudent past practices, except to the extent required by applicable law.  Such Tax Returns (including any related workpapers or other information reasonably requested by Buyer), together with a statement setting forth the amount of Tax allocated to Seller pursuant to this Section 10.4 (the “Tax Statement”) with respect to such Tax Return, shall be provided to Buyer for its review not later than 45 days before the due date for filing such Tax Returns (including extensions).  If Buyer does not provide Seller with a written description of the items in the Tax Returns or the Tax Statement that Buyer intends to dispute within 15 days following the delivery to Buyer of such documents, Buyer shall be deemed to have accepted and agreed to such documents in the form provided.  Buyer and Seller agree to consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns or the Tax Statement to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions.  In the event the parties are unable to resolve any dispute within ten days following the delivery of written notice by Buyer of such dispute, Seller and Buyer shall jointly request the Independent Accountants to resolve any issue in dispute at least five business days before the due date of such Tax Return, in order that such Tax Return may be timely filed.  If the Independent Accountants are unable to make a determination with respect to any disputed issue within five business days before the due date (including extensions) for the filing of the Tax Return in question, then Seller may require that the Company file such Tax Return on the due date (including extensions) therefor without such determination having been made and without the consent of Buyer; provided, however, that such Tax Return shall incorporate such changes as have at the time of such filing been agreed to by the parties pursuant to this Section 10.4.  Notwithstanding the filing of such Tax Return, the Independent Accountants shall make a determination with respect to any disputed issue submitted to the Independent Accountants hereunder, and the amount of Taxes that are allocated to Seller pursuant to this Section 10.4 shall be determined utilizing the determination of the Independent Accountants.  The determination of the Independent Accountants shall be binding on all parties; provided that any such determination shall be limited to the resolution of issues in dispute.

(b)
Buyer and the Company shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company for all Tax periods that begin before the Closing Date and end after the Closing Date (the “Straddle Periods”).  Such Tax Returns shall be prepared in a manner consistent with the Company’s past practices, except to the extent required by applicable law.  Such Tax Returns (including any related workpapers or other information reasonably requested by Seller), together with a Tax Statement with respect to such Tax Return, shall be provided to Seller, acting for Seller, for his review not later than 45 days before the due date for filing such Tax Returns (including extensions).  If Seller does not provide Buyer with a written description of the items in the Tax Returns or the Tax Statement that Seller intends to dispute within 15 days following the delivery to Seller of such documents, Seller shall be deemed to have accepted and agreed to such documents in the form provided.  Buyer and Seller agree to consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns or the Tax Statement to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions.  In the event the parties are unable to resolve any dispute within ten days following the delivery of written notice by Seller of such dispute, Seller and Buyer shall jointly request the Independent Accountants to resolve any issue in dispute at least five business days before the due date of such Tax Return, in order that such Tax Return may be timely filed.  If the Independent Accountants are unable to make a determination with respect to any disputed issue within five business days before the due date (including extensions) for the filing of the Tax Return in question, then Buyer and the Company may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without the consent of Seller; provided, however, that such Tax Return shall incorporate such changes as have at the time of such filing been agreed to by the parties pursuant to this Section 10.4.  Notwithstanding the filing of such Tax Return, the Independent Accountants shall make a determination with respect to any disputed issue submitted to the Independent Accountants hereunder, and the amount of Taxes that are allocated to Seller pursuant to this Section 10.4 shall be determined utilizing the determination of the Independent Accountants.  The determination of the Independent Accountants shall be binding on all parties; provided that any such determination shall be limited to the resolution of issues in dispute.

(c)
Seller shall reimburse Buyer and the Company in accordance with this Section 10.4 for all Taxes of the Company with respect to any Pre-Closing Period and Pre-Closing Straddle Period (“Pre-Closing Taxes”), except to the extent such Taxes were included as liabilities in the calculation of the Closing Working Capital; provided, however, that Seller shall have no responsibility, and Buyer shall indemnify and hold harmless Seller for, any interest and penalties imposed with respect to Taxes for any Pre-Closing Period and Pre-Closing Straddle Period, if and to the extent such Taxes (i) first become payable after the Closing, and (ii) are not paid on a timely basis by Buyer.  Seller shall pay such reimbursement (A) within 15 days after Seller has received written confirmation of payment by Buyer or the Company of such Taxes that are shown as due and owing on the Tax Returns (or, if applicable, allocated to Seller) with respect to any Pre-Closing Period and Pre-Closing Straddle Period, (B) if later, within 15 days after Seller has received written confirmation of the determination of the Independent Accountants (as described in Section 10.4.1(a) or (b)), or (C) in the case of an audit or Action for Taxes, within 15 days after Seller has received written confirmation of the settlement or other final resolution of such audit or Action.  For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company that is attributable to any Straddle Period will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 10.4.1(c).  The portion of such Tax attributable to the Pre-Closing Straddle Period shall (1) in the case of any Taxes, other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period, and the denominator of which is the number of days in the Straddle Period, and (2) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date.  For purposes of this Section 10.4.1(c) any exemption, deduction, credit or other item that is calculated on an annual basis will be allocated to the Pre-Closing Straddle Period on a pro rata basis by multiplying the total amount of such items for the Straddle Period by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Straddle Period, and the denominator of which is the number of calendar days in the Straddle Period.  The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner.

(d)
Seller, Buyer and the Company shall cooperate fully in connection with the filing of Tax Returns pursuant to this Section 10.4.1 and any audit, litigation or other proceeding with respect to Taxes of the Company.  Such cooperation shall include the reasonable furnishing or making available during normal business hours of personnel, powers of attorney, and the retention and (upon a party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding.  Each of Seller, Buyer and the Company shall (i) retain all books and records that are in his, her or its possession with respect to Tax matters pertinent to the Company relating to any Pre-Closing Period or Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Seller, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (ii) give the other parties hereto reasonable written notice before transferring, destroying or discarding any such books and records and, if the other party so requests, Seller or Buyer, as the case may be, shall allow the other party to take possession of such books and records.

(e)
Buyer and Seller shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transaction).

10.4.2.                      Tax Refunds.  Seller shall be entitled to any Tax refunds or credits, including interest paid therewith, in respect of Taxes paid by the Company with respect to any Pre-Closing Period or Pre-Closing Straddle Period.  Buyer shall forward to Seller, on behalf of Seller, any such Tax refunds received or credits utilized to reduce a Tax within 15 days after receipt or actual use thereof to reduce cash Taxes paid for any Tax period ending after the Closing Date (determined by computing Tax liability on a “with and without” basis).  At the request and expense of Seller, Buyer shall cause the Company to use commercially reasonable efforts to prepare and file any reasonable claims for Tax refunds in respect of Taxes paid by the Company for any Pre-Closing Period or Pre-Closing Straddle Period, provided (a) such claim for Tax refunds could not reasonably be expected to materially and adversely affect the Tax liability of Buyer or the Company for any Post-Closing Straddle Period or Tax period following the Closing, unless the Seller agree to reimburse Buyer for such Tax liability, and (b) the Seller shall bear all costs associated with such Tax refunds.  Seller shall have the opportunity to review such claims for Tax refunds (and any relevant information reasonably requested by Seller) prior to their filing, and Buyer shall consider any changes to such claims for Tax refunds reasonably requested by Seller.

10.4.3.                      Amendment of Tax Returns.  No party shall, and no party shall cause the Company to, amend, re-file, revoke or otherwise modify any Tax Return or Tax election of the Company with respect to any Pre-Closing Period or Pre-Closing Straddle Period without the prior written consent of Buyer and Seller, which consent shall not be unreasonably withheld or delayed.

10.4.4.                      Tax Claims.  In the event a claim is made or a deficiency alleged following the Closing relating to the Company by the Internal Revenue Service or any other taxing authority, which, if successful, would result in a loss or liability in respect of which indemnity properly may be sought against Seller pursuant to this Agreement, then the following exclusively shall apply:

(a)
After the Company receives actual notice of such claim or alleged deficiency, Buyer shall, or Buyer shall cause the Company to, promptly notify Seller in writing of such claim or alleged deficiency and shall not make payment of any Tax claimed for at least 30 days after the giving of such notice; provided that the failure to give such notice shall not affect the Seller’s indemnity obligations hereof, except to the extent Seller is materially prejudiced by such failure;

(b)
Buyer shall, and Buyer shall cause the Company to, take commercially reasonable steps to make available to Seller any relevant information relating to such claim or alleged deficiency that is within the knowledge of Buyer or the Company;

(c)
If Seller desires that the Company contest such claim or alleged deficiency, or if Seller desires to assume the contest of such claim or alleged deficiency, Seller shall, within 30 days after receipt of notice by Seller from Buyer or the Company of such claim or alleged deficiency: (i) request by written notice to Buyer and the Company that such claim or alleged deficiency be contested by Buyer or Seller, as Seller may elect; (ii) if requested by Buyer or the Company, furnish Buyer and the Company with an opinion of independent tax counsel selected by Seller and approved by Buyer (the “Approved Counsel”), at Seller’s expense, to the effect that a meritorious defense exists with respect to such claim or alleged deficiency; and (iii) indemnify Buyer and the Company in a manner satisfactory to Buyer and the Company and pay to Buyer or the Company on demand all liabilities and expenses which may reasonably be entailed in such defense;

(d)
Following Seller furnishing Buyer and the Company with such items as are set forth in Section 10.4.4(c), either (i) Buyer shall take all actions and execute all documents, powers of attorney, instruments or certificates, reasonably requested by Seller or the Approved Counsel to enable Seller to assume the contest of such claim or alleged deficiency, or (ii) Buyer shall cause the Company to take such all legal or other action reasonably requested by the Approved Counsel in contesting such claim or alleged deficiency (provided that in no event shall it be deemed reasonable for the Company to take any action that would cause it to incur any liability for which it is not indemnified pursuant hereto), which may include, at the discretion of the Approved Counsel, the agreement to a reasonable settlement or the Company forgoing any and all administrative appeals, proceedings, hearings and conferences with the Internal Revenue Service or other appropriate taxing authority in respect of such claim or alleged deficiency, in which event Buyer shall cause the Company to either pay the Tax claimed (in which event Seller shall promptly pay, on written request from Buyer or the Company, the amount of any such deficiency to Buyer or the Company) and sue for a refund in the appropriate United States District Court and/or the United States Court of Claims and/or other appropriate courts or forums, as determined in the discretion of the Approved Counsel, or contest such claim or alleged deficiency in the United States Tax Court and/or other appropriate courts or forums;

(e)
In no event shall Buyer settle or compromise any such claim or alleged deficiency, resulting in the liability of Seller to pay or reimburse Buyer or the taxing authority, without the prior written consent of Seller; and

(f)
If Seller has paid additional amounts to Buyer or the Company pursuant to Section 10.4.4(d) with respect to a Tax claim, action or proceeding and such Tax claim shall be ultimately recovered in whole or in part by Buyer or the Company or a subsidiary of Buyer or the Company, by reason of agreement with the Internal Revenue Service, the United States or other appropriate taxing authority, or any court decision (including a decision of the United States Tax Court or other comparable court or forum) which is not appealed, then Buyer or the Company or the applicable subsidiary, as the case may be, shall pay Seller the additional amounts previously paid by Seller to Buyer or the Company with respect to the Tax claimed which was ultimately recovered plus any interest thereon received by Buyer or the Company, within 15 days after receipt thereof by Buyer or the Company.

10.4.5.                      Transfer Taxes.  Seller and Buyer equally shall be liable for and each shall pay one-half of any and all transfer Taxes arising in connection with the transfer of the Shares hereunder.

10.5           General Release of Claims.

  Effective from and after the Closing, Seller, for and on behalf of himself and his heirs, executors, administrators, assigns, hereby releases and forever discharges the Company and its officers, directors, employees and stockholders (and each of their respective heirs, executors, administrators and assigns acting in such capacities), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, notes payable, loans, debts, liens, contracts, agreements, promises, liabilities, claims, accounts, sums of money, bonds, bills, demands, damages, losses, costs or expenses, whether direct or derivative, of any nature whatsoever, known or unknown, fixed or contingent, including, without limitation, any claim for indemnification or contribution, which Seller either now has or may hereafter have against the Company or its officers, directors, employees and stockholders (and each of their respective heirs, executors, administrators and assigns acting in such capacities), based on any actions, omissions, facts or circumstances as existed or exist on or at any time prior to the Closing, from the beginning of time to the date and time of the Closing (collectively, the “Released Claims”), save and except only claims, if any, arising under this Agreement.  Seller covenants that there has been no assignment or other transfer or conveyance of any interest in any Released Claim that Seller may have against the Company.

10.6           Confidentiality.

  Seller agrees not to disclose or use, directly or indirectly, any Confidential Information, at any time during the period of two years after the Closing, except in connection with Seller’s employment with Buyer or in the preparation of any Tax Returns.  If any disclosure of Confidential Information is required by Law, Governmental Authority or legal process, Seller agrees to use commercially reasonable efforts to provide Buyer and QSGI an opportunity to object to the disclosure, at its sole cost and expense, and as much prior written notice as is reasonably possible under the circumstances.  Seller acknowledges that following the Closing all of the Confidential Information will be the exclusive proprietary property of Buyer or QSGI.  The provisions of this Section 10.6 shall not supersede any other non-disclosure agreement between the parties or between Buyer or QSGI and the Company.

10.7    Seller’s Non-Competition Agreement.

(a)
Non-Competition.  For the period of three years from the Closing Date, Seller shall not, directly or indirectly through or in association with any non-party Person or otherwise, in any country, state, territory, jurisdiction, venue, city or town (collectively a “Jurisdiction”) where Buyer, QSGI or any of its Affiliates conducts, engages in or solicits business directly from customers or potential customers (collectively “Conducts Business”), (i) engage in, sell or provide any services which are the same or similar to services sold or provided by the Company in any Jurisdiction where the Company, QSGI, or any of its Affiliates Conducts Business; (ii) own or acquire any interest in any Person which is engaged in the same business as the Company, Buyer, QSGI or any of its Affiliates, or any business competitive with the business as the Company, Buyer, QSGI or any of its Affiliates, in any Jurisdiction where the Company, Buyer, QSGI or any of its Affiliates Conducts Business; (iii) attempt to solicit any customers of the Company, Buyer or QSGI, or any customers of a business described in clause (ii) engaged in by its Affiliates; (iv) act as a consultant or advisor, or loan or otherwise provide funds or assistance of any sort, to any non-party Person who is or is attempting to engage in any of the activities listed in (i) through (iii) hereof in any Jurisdiction where the Company, Buyer, QSGI or any of its Affiliate Conducts Business; (v) take any action which may reasonably be expected to impair the relationship between the Company, Buyer, QSGI or any of its Affiliates and its customers or vendors, or other non-party Persons having relationships with, the Company with respect to any of the activities listed in (i) through (iii) above; (vi) prepare to engage in any business or activity proscribed in (i) through (v) above; or (vii) engage, employ, recruit or solicit any employee of the Company, Buyer, QSGI or any of its Affiliates during the period such person is an employee of the Company, Buyer, QSGI or any of its Affiliates plus one year after the date on which such person ends his or her employment by the Company, Buyer or any of its Affiliates.  It is the intent of the parties that Seller shall not directly or indirectly compete with Buyer or QSGI, inclusive of its Affiliates, in any country, state, territory, jurisdiction, venue, city or town to which, in which or form which, Buyer or QSGI, inclusive of its Affiliates, conducts business or solicits business directly from customers or potential customers.  If this clause is determined to be overbroad by a court of competent jurisdiction, the parties agree that said court shall interpret the restrictions imposed herein in the broadest sense and application to allow for enforceability. Nothing in this Section shall limit Seller’s separate obligations with respect to non-competition contained in the Riconda Employment Agreement or any employment agreement in substitution or replacement therefor, provided that a breach by Seller of his covenants in the Riconda Employment Agreement or such other employment agreement shall not in and of itself constitute a breach of this Agreement.  Notwithstanding the foregoing, (A) the following activities of Seller shall not constitute a breach or violation of any covenant of Seller contained in this Section 10.7 or the Riconda Employment Agreement:  (1) the conduct by Seller of the eSchool Business, and the hiring of Company employees, as provided in Section 7.5, (2) the ownership and operation by Seller of the Company and its business following the occurrence of a default under, and as permitted by, the Pledge Agreement or the Security Agreement, and the exercise of Seller’s rights with respect to the collateral thereunder, (3) investments in real estate or other assets that are not owned or used by, or passive investments in, other businesses which do not compete with the Company or QSGI, inclusive of their Affiliates, as prohibited above in this Section 10.7, and (4) investments in companies whose securities are publicly quoted, listed or traded, provided Employee’s ownership does not exceed five (5%) percent of the outstanding capital stock or other equity interests of such company; and (B) the restrictions imposed in this Section 10.7 shall cease to be in force immediately upon the occurrence of both of the following events and at all times thereafter: (1) termination of employment under the Riconda Employment Agreement by Employee with or without Good Reason or by the Employer with or without Cause (as such capitalized terms are defined therein), and (2) either or both of (a) the occurrence of an Event of Default (subject to any period of notice and the expiration of any applicable cure period) under and as set forth in the Convertible Note, and (b) failure by Buyer, QSGI or any QSGI Entity (as defined in the Riconda Employment Agreement) to make any payment (whether in cash or Common Stock) to Seller when due under or pursuant to this Agreement or any other Related Agreement, which failure shall continue unremedied for thirty (30) days after written notice to Buyer or QSGI from Seller.

(b)
Inducement and Consideration to Buyer.  Seller acknowledges and agrees that the value to Buyer and QSGI of the transactions provided for in this Agreement would be substantially and materially diminished if Seller, directly or indirectly, through or in association with any third Person or otherwise, were hereafter to breach any of the provisions of Subsection 10.7(a) and Seller has therefore offered and agreed to the provisions of Subsection 10.7(a) as a material inducement to Buyer and QSGI to enter into this Agreement, and in consideration of the promises, representations and covenants made by Buyer and QSGI under this Agreement.  Seller specifically acknowledges and agrees that the provisions of Subsection 10.7(a) are commercially reasonable restraints on Seller, ancillary to the investment, effort and risk to acquire and thereafter operate the Business, and are reasonably necessary to protect the interests Buyer and QSGI are acquiring.  Seller further acknowledges and agrees that Buyer and QSGI would be irreparably damaged by a breach of Subsection 10.7(a) and would not be adequately compensated by monetary damages for any such breach.  Therefore, in addition to all other remedies, Buyer and QSGI shall be entitled to injunctive relief without posting a bond from any court having jurisdiction to restrain any violation (actual or threatened) of Subsection 10.7(a).

(c)
Enforceability.  If any court, in any proceeding, shall refuse to enforce Subsections 10.7(a) or 10.7(b) in whole or in part because the time limit, geographical scope or any other element thereof is deemed unreasonable in the jurisdiction of that court, it is expressly understood and agreed that Subsections 10.7(a) and 10.7(b) shall not be void but, for the purpose of such proceeding, such time limit, geographical scope or other element shall be deemed to be reduced to the extent necessary to permit the enforcement of Subsections 10.7(a) and 10.7(b) to the maximum extent allowable in that particular jurisdiction. The foregoing, however, is not intended to and shall not in any way affect, invalidate or limit the remaining provisions of Subsections 10.7(a) and 10.7(b) or affect, invalidate or limit the validity or enforceability of Subsections 10.7(a) and 10.7(b) as written in any other jurisdiction at any time.

10.8           Separate Consideration.

  Seller acknowledges and agrees that separate and independent consideration has been paid for any and all of the restrictive covenants contained in this Agreement.

10.9           Indemnification for and Apportionment of Taxes.

(a)
Seller shall indemnify and hold harmless each of the Company, Buyer, QSGI and their respective Affiliates from and against, and shall pay to the Company, Buyer, QSGI or their respective Affiliates the amount of, any and all Losses for: (i) all Taxes (or the nonpayment thereof) of the Company for any Pre-Closing Tax Period and any Pre-Closing Straddle Period, as provided in Section 10.4.1; (ii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date; (iii) any Tax incurred or suffered by the Company, Buyer, QSGI or any of their respective Affiliates arising out of any inaccuracy in or misrepresentation by Seller of any representation or warranty contained in Section 4.7 or the breach by Seller of any covenant contained in Section 10.4.

(b)
Buyer and QSGI, jointly and severally, shall indemnify and hold harmless Seller and the Seller Parties from and against, and shall pay to Seller or the Seller Parties the amount of, any and all Losses for: (i) all Taxes (or the nonpayment thereof) of the Company for any Post-Closing Tax Period and any Post-Closing Straddle Period; (ii) any and all Taxes of any Person (other than Seller) imposed on the Seller, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring after the Closing Date; (iii) any Tax incurred or suffered by the Seller or any of its Affiliates arising out of the breach by Buyer or QSGI of any covenant contained in Section 10.4.

(c)
Any amount paid to the Company, Buyer or QSGI pursuant to Section 10.9(a), or to Seller pursuant to Section 10.9(b), shall be paid by wire transfer of immediately available funds to an account designated in writing by Buyer or Seller to the other party no later than 10 days after the receiving party makes written demand upon the other party therefor.

(d)	The indemnification obligations of Seller, Buyer and QSGI under this Section 10.9 shall survive until the expiration of the applicable statute of limitations.

10.10                 Change in Company Business.    In order to ensure that the Seller is afforded the opportunity to receive the Earnout to the fullest practicable extent, during the period following the Closing and ending not sooner than December 31, 2009 (the “Earnout Period”), Buyer and QSGI shall (i) cause the Company to be operated in the Ordinary Course of Business; (ii) account for the Company as a stand-alone business for purposes of preparing the Company’s financial statements to be used for calculating revenues and EBITDA of the Company in connection with the determination of the Earnout, and at all times in accordance with GAAP; and (iii) not sell or otherwise dispose of any rights in any assets of the Company (other than in the Ordinary Course of Business).  In the event that Buyer or QSGI shall determine during the Earnout Period to sell or otherwise dispose of control of the Company, whether by way of a merger or consolidation, sale of stock or assets, change the fundamental nature of the business of the Company, take any action that has the effect of shifting revenues or expenses into or out of any periods in which such revenues or expenses would otherwise be recognized or artificially deferring or accelerating sales, expenses, income or other items, or take any other action (other than in the Ordinary Course of Business) which would be likely to result in a frustration of Seller’s opportunity to receive the Earnout, it will advise the Seller in advance and negotiate with Seller in good faith in order to provide Seller with  economic benefits which would reasonably compensate Seller for the loss or diminution of the Earnout resulting from such actions.  If Buyer or QSGI and Seller fail to agree upon the requirement or amount of such reasonable compensation, within 30 days or such longer period as Seller and Buyer or QSGI shall mutually agree, the matter shall be submitted to the Independent Accountants in accordance with the procedures set in Section 2.7.2.

10.11                 QSGI Common Stock ..    Seller understands that the offering and sale to Seller of shares of Common Stock of QSGI pursuant to this Agreement and certain of the Related Agreements is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).  Seller understands that such Common Stock has not been and will not be registered under the Securities Act or any state securities laws and cannot be resold, transferred, assigned, pledged or otherwise disposed of except in accordance with applicable federal and state securities laws.  In addition, Seller understands that a legend or legends will be placed on the certificate(s) representing such Common Stock, evidencing such transfer restrictions.  Seller represents that he is an “Accredited Investor” as defined in Regulation D under the Securities Act.

ARTICLE 11

TERMINATION

11.1           Termination.

  Notwithstanding anything herein to the contrary, this Agreement may be terminated, and the Transaction abandoned, upon written notice of the terminating party to the other parties:

(a)	at any time before Closing, by mutual written consent of Buyer and Seller;

(b)
at any time before the Closing, by Buyer on the one hand or Seller on the other hand, in the event of a material breach of this Agreement by the non-terminating party or parties that is not corrected on or before the earlier to occur of (i) the Closing Date, or (ii) within ten calendar days following written notice of such breach from the non-breaching party;

(c)
by Seller, if the satisfaction of any condition to the obligations of the Seller under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts and the failure of such condition to be satisfied is not caused by any breach by the Seller of its obligations hereunder;

(d)
by Buyer, if the satisfaction of any condition to the obligations of the Buyer under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts and the failure of such condition to be satisfied is not caused by any breach by Buyer or QSGI of its obligations hereunder;

(e)	by Seller, if the Closing has not occurred by the Closing Date, and such failure to close is not attributable to any material breach by Seller;

(f)	by Seller, if the conditions set forth in Section 6.2(c), (d) or (e) have not been satisfied on or before the Early Termination Date; or

(g)	by Buyer pursuant to Section 6.1(d) or 6.1(e), Section 7.3 or Section 7.6.

11.2           Effect of Termination.

  If this Agreement is terminated as provided in Section 11.1, all obligations of the parties under this Agreement shall terminate without further liability of any party hereto, except the obligations under Sections 10.2 and 10.6 hereof.

ARTICLE 12

INDEMNIFICATION

12.1           Survival.

The representations and warranties made in this Agreement, except as provided below, shall survive the Closing for a period of 21 months, except for Fundamental Representations which shall survive for the period of the applicable statute of limitations; each covenant made by Seller, Buyer or QSGI in this Agreement shall survive for the period stated in such covenant, and if no such period is specified, then such covenant shall survive for a period of 21 months after the Closing; and any claim or suit based on fraud or a breach of the representations and warranties contained in Sections 3.1, 3.2, 3.3 and 4.1(a), shall survive the Closing indefinitely (the “Survival Period”).  For purposes of this Article 12, the “Fundamental Representations” shall mean those representations and warranties contained in Sections 4.7 and 4.10 of this Agreement.

12.2           Hold Harmless and Indemnification of Buyer.

  Seller shall hold harmless and shall indemnify Buyer, QSGI and their Affiliates, officers, directors, employees and agents (collectively, the “Buyer Parties”), against and from:

(a)	any Losses based upon, arising out of or caused by any breach of any representation or warranty contained in Article 3 and Article 4;

(b)
any Losses arising out of (i) the Selling Expenses or the Indebtedness, (ii) the failure of Seller to have filed a certificate of assumed name for its use of the name "CCSI" in the State of New York as required by Law, prior to its filing on March 27, 2008, and (iii) the failure of Seller to have qualified to do business as a foreign corporation in the State of New Jersey;

(c)           the Tax indemnity pursuant to Section 10.9(a);

(d)	any Losses based upon any fraud of Seller;

(e)	any Losses relating to or arising out of the eSchool Business occurring after the Closing; and

(f)	any Losses based upon, arising out of or caused by any breach or nonperformance of any covenant or agreement to be performed by Seller herein or in any Related Agreement.

Notwithstanding anything contained in this Section 12.2 or in any other Section providing for indemnification, in no event shall any Buyer Party be entitled to indemnification for any matter to the extent the claim was previously satisfied as a result of a reduction in the Purchase Price pursuant to Section 2.7 relating to the Earnout.

12.3           Hold Harmless and Indemnification of Seller.

  Buyer and QSGI, jointly and severally, shall hold harmless and shall also indemnify Seller and its Affiliates, officers, directors, employees and agents (collectively, the “Seller Parties”), against and from:

(a)	any Losses based upon, arising out of or caused by any breach of any representation or warranty contained in Article 5;

(b)	any Losses relating to or arising out of the conduct of the business of the Company after the Closing Date, except as otherwise expressly provided herein;

(c)	the Software Repayment Amount;

(d)	the Tax matters as set forth in Section 2.8.2;

(e)	the Tax indemnity pursuant to Section 10.9(b);

(f)	any Losses based upon any fraud of Buyer or QSGI; and

(g)	any Losses based upon, arising out of or caused by any breach or nonperformance of any covenant or agreement to be performed by Buyer or QSGI herein or in any Related Agreement.

12.4           Procedures Relating to Indemnification; Third-Party Claims.

(a)
In order for a party (the “Indemnitee”) to be entitled to any hold harmless and/or indemnification provided for under this Agreement in respect of a right or a claim or any losses or demand made by any Person against the Indemnitee (“Third-Party Claim”), such Indemnitee must give written notice of such right or Third-Party Claim (i) to Buyer or QSGI, if indemnity is sought from Buyer or QSGI, (ii) to Seller, if such right or indemnity is sought from Seller (the party to whom notice hereunder is given, in either case, the “Indemnitor”).  Such notice shall be given as promptly as is reasonably practicable after such right, loss or claim or demand is first asserted.  Such notice shall state the amount or estimated amount of such claim and shall identify the specific basis for such claim.  The rights of the Indemnitee to be indemnified hereunder shall not be adversely affected by its failure to give, or its failure to timely give, such notice with respect thereto unless, and if so, only to the extent that, the delay results in the forfeiture by the Indemnitor of material rights and defenses otherwise available to the Indemnitor with respect to such claim.

(b)
If a Third-Party Claim is made against an Indemnitee, the Indemnitor shall be entitled to participate, at its expense, in the defense thereof and the Indemnitor may elect to assume and control the defense thereof with counsel selected by the Indemnitor; provided, that (i) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnitee, (iii) the Indemnitee has not been advised by counsel that an actual or potential conflict exists between the Indemnitee and the Indemnitor in connection with the defense of the Third Party Claim, (iv) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (v) settlement of, an adverse judgment with respect to or the Indemnitor conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnitee, likely to be adverse to the Indemnitee’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (vi) the Indemnitor conducts the defense of the Third Party Claim actively and diligently.  If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense.  The Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee), and the Indemnitor shall pay the reasonable fees and expenses of counsel retained by the Indemnitee, if the Third Party Claim seeks injunctive or equitable relief against the Indemnitee; provided, that no settlement of any damage claims which are also asserted in connection with such Third Party Claim shall be made without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  If a reasonable likelihood exists that counsel chosen by Indemnitor has, or could reasonably be anticipated to have, a conflict of interest with respect to a defense of an Indemnitee, Indemnitor shall be required to retain additional counsel who is not so conflicted.

(c)
If the Indemnitor assumes the defense of any Third-Party Claim, all of the indemnified parties shall cooperate with the Indemnitor in such defense.  Such cooperation shall include, at the expense of the Indemnitor, the retention and (upon the Indemnitor request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  If the Indemnitor has assumed the defense of a Third-Party Claim, (i) the Indemnitee may not settle, compromise or discharge such Third-Party Claim without the written consent of the Indemnitor, (ii) the Indemnitee shall agree to any settlement, compromise or discharge of a Third-Party Claim which the Indemnitor may request and which by its terms unconditionally releases the Indemnitee from any liability in connection with such Third-Party Claim, and (iii) the Indemnitor shall not, without the written consent of the Indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any obligation or restriction upon the Indemnitee.

12.5           Other Claims.

  In the event any Indemnitee should have a loss or claim against any Indemnitor under this Article 12 that does not involve a Third-Party Claim, the Indemnitee shall deliver notice of such claim to the Indemnitor promptly following discovery of any indemnifiable Loss or of facts or circumstances reasonably likely to result in any such indemnifiable Loss.  Such notice shall state the amount or an estimated amount of such claim, and shall specify the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached.  Upon receipt of any such notice, the Indemnitor shall notify the Indemnitee as to whether the Indemnitor accepts liability for any such Loss.  If the Indemnitor disputes the Indemnitor’s liability with respect to such claim, as provided above, the Indemnitor and the Indemnitee shall attempt to resolve such dispute in good faith.  If, notwithstanding such good faith efforts to settle the dispute, such dispute has not been resolved within 30 days after notice of the Indemnitor’s dispute of the claim, then the parties will comply with the procedures set forth in Section 12.8.

12.6           Limitations.

(a)
The Seller’s maximum indemnification liability with respect to breach of representations and warranties pursuant to Section 12.2(a) shall not exceed $1,500,000; provided that, with respect to the representations and warranties contained in Section 3.1, 3.2, 3.3 and 4.1(a), and/or any claim or suit based on fraud, there shall be no limitation on Seller’s indemnification liability, subject to Section 12.6(c) below.

(b)
The amount of any Losses that are subject to indemnification under Section 12.2 shall be calculated net of the amount of all insurance proceeds received by the Buyer Parties in connection with such Losses or any of the events or circumstances giving rise or otherwise related to such Losses, net of all deductibles and co-payments attributable thereto and all costs of collection of any such proceeds.   If any such insurance proceeds are received by a Buyer Party after receiving, by offset or otherwise, payment or reimbursement for any Losses hereunder, such Buyer Party shall cause to be paid to Seller an amount equal to the lesser of such insurance proceeds or the amount of such Losses previously offset, paid or reimbursed.

(c)
Except with respect to any suit or claim based on fraud, in no event shall any party have the right to recover consequential, punitive, exemplary or incidental damages (including without limitation any claims for lost profits or lost business opportunity) in connection with any indemnification by the other party under this Agreement, whether or not the indemnifying party was aware of the likelihood of such damages.

12.7           Deductible.

The Seller shall not be obligated to indemnify the Buyer Parties for any Losses arising out of or with respect to any breach of its representations and warranties pursuant to Section 12.2(a) unless or until the amount of all such Losses shall exceed $50,000, in which event Seller shall be obligated to indemnify the Buyer Parties for all such Losses in excess of that amount, subject, however, to the limitations in Section 12.6 above.

12.8           Exclusive Remedy; Right to Setoff.

(a)
Except for (i) claims seeking equitable relief (including injunctive relief or specific performance), (ii) disputes subject to Sections 2.7.2, 2.8.3 and 10.10, and (iii) claims made after Closing based upon fraud on the part of a party, this Article 12 shall serve as the sole and exclusive remedy with respect to claims relating to this Agreement or the Transaction.  Subject to Section 12.8(b), neither Buyer nor QSGI shall have the right at any time to set off (which term as used in this Agreement shall include any deduction, recoupment, counterclaim or other action which would result in a reduction of the amount otherwise due from Buyer or QSGI) any amounts owed to any Seller Party by Buyer or QSGI unless the nature and amount of such liability of Seller has been (A) agreed to in writing by Seller or (B) determined by a final judgment in an Action pursuant to Section 14.6 (collectively or individually, a “Final Adjudication”).  Upon the occurrence of a Final Adjudication, any offset shall be made first, against the Notes, until the aggregate amount of the Notes has been offset in full or the Notes have been converted or paid, then against the Earnout, until the amount of the Earnout has been offset in full, then against the Lockup Stock, in the manner hereinafter set forth, until the shares of Lockup Stock have been offset in full, and thereafter Buyer or QSGI may seek monetary damages or equitable relief through a court of law or equity, subject in each case to the limitations in Section 12.6 above.

(b)
In the event a bona fide claim for indemnification is made by Buyer or QSGI, but has not been Finally Adjudicated, prior to the expiration of the applicable time period for such claim as provided in this Article 12, then Buyer and QSGI shall have the right (i) to withhold up to an amount equal to the amount of their claim from payment of the Notes, in which event such amount withheld shall be delivered in escrow to counsel for Seller pursuant to an escrow agreement containing customary terms, and deposited by the escrow agent in an interest-bearing escrow account, until such Final Adjudication shall have occurred, and (ii) as to any amount of their claim that exceeds the amount due or to become due under the Notes, to instruct the Escrow Agent not to release the number of shares of Earnout Stock, determined pursuant to Section 12.8(c) below, equal to but not in excess of the remaining amount of such claim. Any balance of the Notes or Earnout not subject to the offset shall be paid promptly when due or released from escrow under the Escrow Agreement, as the case may be.

(c)
In the event Buyer or QSGI determines to assert its right of offset against the Convertible Note, the Earnout or shares of Lockup Stock, as permitted in this Article 12, it shall notify Seller promptly and in writing of the amount of the claim to be so offset against the Convertible Note, the Earnout or such shares, as the case may be.  The number of shares of Lockup Stock against which a claim for indemnification may be offset, as provided above in this Section 12.8, shall be determined by dividing (i) the amount of such claim by (ii) the average price per share of the Common Stock, valued based on the average of the last reported price per share of the common Stock (symbol: “QSGI”) on the national securities exchange on which the Common Stock is listed over the thirty (30) trading days immediately preceding the date such claim is first made or, if the Common Stock is not listed on any such national securities exchange, then on the automated quotation system on which the Common Stock is principally quoted (it being acknowledged that such closing prices are currently reported and published in OTC Bulletin Board’s “Daily Trade and Quote Summary”), or, if the Common Stock is not then listed on any exchange or quoted on any automated quotation system, then such value per share shall be as determined in good faith by the Board of Directors of QSGI.  Upon the occurrence of a Final Adjudication in favor of Buyer or QSGI, up to the number of shares of Lockup Stock equal (excluding fractional shares) to the amount of the claim Finally Adjudicated as owing to Buyer or QSGI, at its election, shall be released from escrow under the Escrow Agreement and returned to Buyer or QSGI.

12.9           No Circular Recovery.

Each Seller Party and Seller hereby agrees that he, she or it will not make any claim for indemnification against Buyer, QSGI or the Company by reason of the fact that such Seller Party or Seller was a controlling person, director, employee or representative of the Company or was serving as such for another Person at the request of Seller or the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute or any organizational document or contractual obligation of the Company, or otherwise) relating to this Agreement or the Transaction or that is based on any facts or circumstances that form the basis for an indemnification claim by a Seller Party or Seller hereunder.  With respect to any such claim brought by a Seller Party or Seller against the Company or by Seller relating to this Agreement and the Transaction, Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against Buyer, QSGI and the Company with respect to any amounts owed by such Seller pursuant to this Section 12.

12.10                      Adjustment to Purchase Price.

  Any payment of an indemnification claim pursuant to this Agreement shall be accounted for as an adjustment to the Purchase Price.

ARTICLE 13

CERTAIN DEFINITIONS

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 13, or elsewhere in this Agreement as indicated in this Article 13:

“2008 EBITDA” means EBITDA as reflected on the Company’s financial statements for the year ended December 31, 2008 (including any portion of such year preceding the Closing Date).

“2009 EBITDA” means EBITDA as reflected on the Company’s financial statements for the year ended December 31, 2009.

“2010 EBITDA” means EBITDA as reflected on the Company’s financial statements for the year ended December 31, 2010.

“Action” means any suit, legal proceeding, claim, action, investigation, indictment, tax audit, administrative enforcement proceeding or arbitration proceeding (including product liability Actions) by or before any Governmental Authority.

“Acquisition Balance Sheet” is defined in Section 4.4.

An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

“Agreement” means this Stock Purchase Agreement, as may be amended from time to time.

“Allocation Statement” is defined in Section 2.8.3.

“Approved Counsel” is defined in Section 10.4.4.

“Audited Financial Statements” is defined in Section 4.4.

“Average EBITDA” means an amount equal to the sum of the 2009 EBITDA plus the 2010 EBITDA, divided by two.

“Base Purchase Price” is defined in Section 2.2.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Parties” is defined in Section 12.2.

“Closing” and “Closing Date” are defined in Article 8.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Company” is defined in the Recitals to this Agreement.

“Company Intellectual Property” means the Intellectual Property the Company owns, or has the right to use and all Intellectual Property necessary for, or used in, the operation of the Company’s business as presently conducted.

“Confidential Information” means (i) all information belonging to, used by, or which is in the possession of Seller relating to the Company to the extent such information is not intended to be disseminated to the public or is otherwise not generally known to competitors of the Company, including, but not limited to, information relating to products, services, strategies, pricing, customers, representatives, vendors, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments or trade secrets, and (ii) all information relating to the Transaction, including without limitation all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement and each other document and agreement delivered in connection herewith.

“Contracts” is defined in Section 4.15.

“Conversion Stock” means the shares of Common Stock issued or issuable upon conversion of the Convertible Note.

“Convertible Note” means that certain Subordinated Secured Convertible Note made by Buyer in favor of Seller, in the principal amount of $10,000,000, with the entire principal balance due at maturity on December 31, 2011, and with cash payments of interest at 10% interest per annum. The Subordinated Secured Convertible Note will (a) be subordinated to QSGI’s and the Company’s indebtedness in favor of the Senior Lender (“Senior Debt”), such defined term to include any new financings, replacements, modifications, or amendments of such obligations, provided that the principal amount of Senior Debt, for all purposes of this subordination, shall not exceed the principal amount thereof outstanding, and any additional principal amount available to be borrowed, on the Effective Date, or such greater amount as Seller thereafter may approve, such approval not to be unreasonably withheld.; (b) permit prepayment of principal without premium or penalty; (c) be secured by the Company’s stock and such other collateral as is described in the Security Agreement; (d) be convertible at the Seller’s option into shares of Conversion Stock at a conversion price of $.75 per share; and (e) contain other terms and conditions  in the form of Exhibit C.

“Disclosure Schedules” means the schedules accompanying this Agreement prepared by Seller pursuant to Article 4, which schedules include the information specified in Article 4 and exceptions to the representations and warranties of Seller set forth in Article 4 hereof, as the same may be revised pursuant to Section 7.6.  The Disclosure Schedules will be arranged in sections corresponding to the numbered sections contained in Article 4.

“Earnout” means the number of shares of Earnout Stock, if any, to which Seller becomes entitled, determined as provided in Section 2.7.5.

“Earnout Minimum EBITDA” is an amount equal to $2,200,000.

“Earnout Objection” is defined in Section 2.7.2.

“Earnout Payment Date” is defined in Section 2.7.4.

“Earnout Statement” is defined in Section 2.7.1.

“Earnout Stock” is defined in Section 2.7.4.

“EBITDA” means the earnings of the Company before provision for interest expense and interest income, all federal, state and local income taxes for such period, depreciation and amortization, determined in accordance with GAAP; provided that, in making such determinations:

(i)           fees and expenses (including prepayment penalties) in connection with financings shall be included as an expense;

(ii)           the proceeds from and any dividends or refunds with respect to, and any increases in the cash surrender value of, any life insurance policy covering employees of the Company under which the Company is the named beneficiary or otherwise entitled to recovery, shall be included as income;

(iii)           the premium expense related to any life insurance policy referred to in clause (ii) above shall be treated as an expense;

(iv)           any change to contingent items such as bad-debt reserves (subject to clause (ix) below), contingent reserves or inventory write offs or write downs, except for any initial write-down of inventory prior to the Closing Date, shall be included;

(v)           for any service reasonably rendered or provided to the Company by Buyer, QSGI or any of its Affiliates, the Company shall be charged for such services at Buyer’s or QSGI’s out-of-pocket cost, and such charges shall be treated as an expense;

(vi)           for any service rendered or provided to Buyer, QSGI or any of its Affiliates by the Company, Buyer or QSGI shall be charged for such services at the Company’s out-of-pocket cost, and such charges shall be treated as income;

(vii)           the fees and expenses of the Independent Accountants in preparing any final determination under this Agreement shall be excluded as an expense;

(viii)                      any of the Buyer’s or QSGI’s costs of integration directly or indirectly attributable to this Transaction shall be excluded as an expense;

(ix)           any extraordinary or unusual gains or losses, and/or gains or losses from the sale of real property, investments, securities or other capital assets used by the Company in its operations after Closing shall be excluded, including any write-off of bad debt that is deemed to be an extraordinary loss;

(x)           any other expense of the Company incurred in connection with this Transaction or the Tax Election shall be excluded as an expense;

(xi)           any expenses arising from the granting by QSGI of stock options or other similar arrangements to Seller or key employees of the Company shall be excluded as an expense;

(xii)           in the event that Buyer or QSGI makes any acquisition of another entity during the period commencing on the Closing Date through the Earnout Period which entity’s financial results are consolidated with the Company for operational purposes, the income and expenses relating to such acquired entity shall be excluded, unless Seller consents to such acquisition in advance;

(xiii)                      in the event that the employment of Seller is terminated and the Company hires a replacement for Seller, the amount of the annual salary, bonus payments and fringe benefits payable to such replacement, in excess of the salary, bonus and benefits which would have been payable to Seller in the absence of such termination, shall be included as an expense;

(xiv)                      the fees and expenses of the Company referred to in Section 10.2(b) (excluding the amount to be paid by Buyer or QSGI as provided therein) shall be included as an expense; and

(xv)           any charge for impairment or amortization of goodwill relating to the purchase of the Shares as contemplated by this Agreement shall not be included as an expense.

 “EBITDA Excess Amount” means the amount, if any, by which Average EBITDA exceeds the Earnout Minimum EBITDA.

“Effective Date” means the date upon or as of which this Agreement is executed by the parties, as shown in the Preamble hereto.

“Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), any specified fringe benefit plans as defined in Section 6039D of the Code, and any other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, restricted stock, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, employment contract, employee loan, noncompetition or consulting agreement, or any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto.

“Environmental Law” means any Law or other legal requirement pertaining to the environment or the health or safety of the public or employees and the release or threatened release of hazardous materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of hazardous materials, including, without limitation:  the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, 42 U.S.C. §§ 6901  et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq. (“CAA”); the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 and 2602 et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; each as amended; any state or local Law similar to the foregoing; all regulations issued pursuant to the foregoing; and all permits issued to the Company pursuant to the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“eSchool” means the Person conducting the eSchool Business after the Closing Date.

“eSchool Business” means all of the real property, personal property and intangible personal property comprising and used exclusively in the business division of the Company supporting the Software-as-a-Service market with a system referred to as “eSchoolData,” a peerless student management system created by the Company in 2001.

“Escrow Agent” is defined in Section 2.7.6.

“Escrow Agreement” means that certain Escrow Agreement among the Escrow Agent, Seller and Buyer in the form of Exhibit  Q.

“Final Adjudication” is as defined in Section 12.8.

“Final Earnout Statement” is defined in Section 2.7.3.

“Final Price Allocation” is defined in Section 2.8.4.

“Fundamental Representations” is defined in Section 12.1.

“Funded Debt” means (without duplication):  (a) all obligations the Company for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; and (c) any prepayment premiums or penalties or penalties or other costs or expenses related to any of the foregoing.

“GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as applied to pre-Closing periods or as applied on the Closing Date, as applicable, and in either case, applied on a basis consistent with the prudent and past practices of the Company, Buyer or QSGI, as the case maybe.

“Governmental Authority” means any government or political subdivision, whether federal, state or local, or any agency or instrumentality of any such government or political subdivision, or any federal, state or local court or arbitrator.

“Hazardous Materials” means hazardous materials as generally defined under applicable Environmental Laws.

“Indebtedness” means as of the Closing Date (without duplication):  (i) all Funded Debt; (ii) all capital lease obligations of the Company reflected on Schedule 4.22; (iii) any indebtedness guaranteed by the Company; and (iv) any indebtedness of the Company assumed by Buyer; but “Indebtedness” shall exclude (a) any obligations or the Company under or with respect to any outstanding checks, (b) any obligations reflected in the Final Adjustment Statement; (c) real property leases and operating leases guaranteed by the Company; and (d) any indebtedness of the Company in favor of Suffolk County National Bank (“SCNB”) that is transferred by novation to eSchool or otherwise released by SCNB on or prior to the Closing Date.

“Indemnitee” and “Indemnitor” are defined in Section 12.4.

“Independent Accountants” is defined in Section 2.7.2.

“Intellectual Property” means any of the following in any jurisdiction throughout the world (i) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (iv) mask words and registrations and applications for registration thereof; (v) material computer software, data, data bases and documentation thereof; and (vi) trade secrets and other confidential information (including ideas, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and vendor lists and information) (collectively, “Trade Secrets”).

“Intercreditor Agreement” is defined in Section 6.2(f).

“Law” means any common law decision and any federal, state, regional, local or foreign law, statute, ordinance, code, rule, regulation or order, including, without limitation, environmental law, and tax law.

“Liability” and “Liabilities” means (i) any and all liabilities and obligations of any kind or nature that qualify as liabilities under GAAP and (ii) any other liabilities and obligations of any kind or nature under common law statute or other law, contract or otherwise, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Lien” means any Tax, liability, levy, claim, charge, equity, trust, assessment, mortgage, mortgage deed, deed of trust, security interest, lien, mechanics or materialmen lien, judgment lien, personal property lien, other tax lien, lien capable of satisfaction by payment of a liquidated sum, pledge, hypothecation, tenancy by the entirety, matrimonial or community interest, conditional sales agreement, title retention contract, lease, license, sublease and other agreement for use or occupancy, right of first refusal or offer, option to purchase, restriction, easement, right of way, condition, covenant, other encumbrance, recorded and unrecorded title matter or defect of any kind and real estate tax or assessment, both general and special, and any agreement or commitment to create or suffer any of the foregoing.

“Lockup Agreement” means the Lockup Agreement in the form of Exhibit D.

“Lockup Stock” means all shares of Earnout Stock, issuable pursuant to Section 2.7.4, if and so long as they remain subject to the Lockup Agreement.

“Loss” or “Losses” means any and all direct or indirect Actions, payments, obligations, liabilities, recoveries, deficiencies, fines, assessments, losses, damage, damages, punitive, exemplary or consequential damages and diminution in value (including, but not limited to, lost income, and profits and interruptions of business), costs, expenses (including (a) interest, penalties and attorneys’ fees and expenses, (b) attorneys’ fees and expenses necessary to enforce rights to indemnification hereunder (including those incurred on appeal), and (c) consultant’s fees and other costs of defense or investigation), and interest, and notices of liability and any claims in respect thereof (including amounts paid in settlement and reasonable costs of investigation and legal expenses) and interest on any amount payable to a third party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, involving a third party claim or otherwise as of the Closing Date or thereafter.

“Material Adverse Effect” with respect to any Person means a material adverse effect on the business, condition, financial or otherwise, or results of operations of the Person.

“Material Customers” is defined in Section 4.21.

“Material Supplier” is defined in Section 4.21.

“New Jersey Lease” means that certain Lease between Seller and the Company for the real property located at 163 Stuyvesant Avenue, Lyndhurst, New Jersey, dated May 1, 2005.

“New NJ Lease” means a new Lease with respect to the portion of the Real Property covered by the New Jersey Lease between Seller and the Company in the form of Exhibit E-1.

“New NY Lease” means a new Lease with respect to a portion of the Real Property covered by the New York Lease between Seller and the Company in the form of Exhibit E-2.

“New York Lease” means that certain Lease between Seller and the Company for the real property located at 200 Knickerbocker Avenue, Bohemia, New York, 11716, dated March 21, 2006.

“1933 Act” means the Securities Act of 1933, as amended.

“Omnetica Partnership Agreement” means any contract or agreement entered into on or before the Closing Date between Omnetica Limited (now known as Affiniti) (“Omnetica”) and the Company relating to the Company’s Network Operations Center and maintenance services.

 “Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the prudent past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Payoff Letters” is defined in Section 2.3(d).

“Permit” or “Permits” means any (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any law; or (b) right under any contract with any Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes, utilities and other charges or assessments by any Governmental Authority not yet due and payable or payment of which is being contested in good faith; (ii) leases, subleases or similar agreements described in Section 4.12 or 4.13, (iii) zoning, building and other similar restrictions imposed by applicable Laws; (iv) easements, covenants, rights-of-way, zoning restrictions, building and land use Laws and other similar restrictions which would be shown by a current accurate survey of the Real Property; none of which, individually or in the aggregate, materially impairs or effects the value or continued use or operation of the Real Property as intended by Buyer; (v) deposits or pledges made in connection with, or to secure payment of, workers ’compensation, unemployment insurance, pension programs mandated under applicable Laws or other social security regulations; (vi) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other  like liens; (vii) liens under applicable securities laws; and (viii) any other liens which would not be reasonably expected to result in a Material Adverse Effect.

“Person” means an individual, a corporation, a limited liability company, a partnership, a proprietorship, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity or organization.

“Plan” means any Employee Benefit Plan with respect to which the Company currently is, or at any time during the past six year period preceding the date hereof has been, the sponsor, a party, obligated to make contributions, or subject to liability but not including any Employee Benefit Plan entered into at or after the Closing.

“Pledge Agreement” means that certain Pledge Agreement between Seller and the Company providing security under the terms of the Convertible Note in the form of Exhibit G.

“Post-Closing Straddle Period” is defined in Section 10.4.1.

“Pre-Closing Period” is defined in Section 10.4.1.

“Pre-Closing Straddle Period” is defined in Section 10.4.1.

“Pre-Closing Taxes” is defined in Section 10.4.1.

“Purchase Price” is defined in Section 2.2.

“Purchase Price Stock” is defined in Section 2.2(b).

“Real Property” is defined in Section 4.12.

“Related Agreement” means any agreement or document required to be executed and delivered pursuant to this Agreement.

“Related Party” is defined in Section 4.25.

“Released Claims” is defined in Section 10.5.

“Registration Rights Agreement” means that certain Registration Rights Agreement between Seller and the Company in the form of Exhibit H.

“Riconda Employment Agreement” means the Employment Agreement between John R. Riconda and the Company in the form of Exhibit I.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” means that certain Security Agreement, in the form of Exhibit J, between Buyer and Seller, providing for a security interest in the property and assets of Buyer (other than the Shares), to further secure the payment of the Convertible Note, subject to the prior lien of the Senior Lender.

“Seller” is defined in the preamble of this Agreement.

“Seller Parties” is defined in Section 12.3.

“Selling Expenses” means all of the fees and expenses incurred by or on behalf of the Company or its subsidiaries in connection with the process of selling the Company pursuant to this Agreement or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the Transaction, including (i) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of the Company or any subsidiary, (ii) any fees or expenses associated with obtaining the release and termination of any Lien, (iii) all brokers’ or finders’ fees, and (iv) fees and expenses of counsel, (excluding the amount to be paid by QSGI or Buyer as provided in Section 10.2(b)), advisors, consultants, investment bankers, accountants (excluding the Independent Accountants), and auditors and experts.

“Senior Debt” is defined in the definition of the Convertible Note.

“Senior Lender” means Wells Fargo, N.A. and any Person that refinances the Senior Debt or otherwise replaces the previous Senior Lender with respect to the Senior Debt, and their respective successors and assigns.

“Shares” is defined in the Recitals to this Agreement.

“Software Repayment Amount” means any amount due or owed as of the Closing Date by the Company to Cisco Systems Capital pursuant to [Paragraph 4] of that certain Software Services Repayment Agreement dated August 20, 2004.

“Straddle Period” is defined in Section 10.4.1.

“Subordination Agreement” means the certain Subordination Agreement between Seller and the Senior Lender, to be executed at Closing in form and substance acceptable to Seller and the Senior Lender.

“Survival Period” is defined in Section 12.1.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, leasehold, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Election” is defined in Section 2.8.1.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Statement” is defined in Section 10.4.1.

“Third-Party Claim” is defined in Section 12.4.

“Transaction” is defined in Section 2.1.

“Unpaid Indebtedness” is defined in Section 2.2.

“WARN Act” is defined in Section 4.8.

“Warrant” means that certain Warrant granted by QSGI in favor of the Seller, for 12,000,000 shares of Common Stock (“Warrant Stock”), at an exercise price of $.30 per share, and containing additional terms and conditions as set forth in Exhibit L.

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.1           Notices.

  Any notice to be given pursuant to this Agreement shall be given in writing and delivered as follows:

(a)	If to Buyer or QSGI, to:

QSGI-CCSI, Inc. or QSGI Inc.
400 Royal Palm Way
Palm Beach, FL 33480
Attention:  Marc Sherman, Chairman
Facsimile Number: (561) 835-9757
Email: Marc.Sherman@qsgi.com

With a copy to:

McDonald Hopkins LLC
505 South Flagler Drive, Suite 300
West Palm Beach, FL 33401
Attention:  Alan Burger, Esq.
Facsimile Number:  (561) 472-2122
Email:  aburger@mcdonaldhopkins.com

(b)	If to Seller:

John R. Riconda
200 Knickerbocker Avenue
Bohemia, New York, 11716
Facsimile Number: (631) 563-9577
Email:  john.riconda@ccsinet.com

With a copy to:

Meltzer, Lippe, Goldstein & Breitstone, LLP
190 Willis Avenue
Mineola, New York 11501
Facsimile Number:  516-747-0653
Attention: Ira Halperin, Esq.
Email:  ihalperin@meltzerlippe.com

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Seller in accordance with this Section.  Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next business day following the documented acceptance thereof for next-day delivery if sent by a national overnight air courier service, or (iii) on the date sent by facsimile transmission or electronic mail.  Otherwise, notices shall be deemed to have been given when actually received at such address.

14.2           Entire Agreement; Arms Length Negotiation.

  This Agreement, the Disclosure Schedules, the Related Agreements and exhibits hereto and thereto, and the confidentiality/non-disclosure agreement between QSGI and Seller constitute the exclusive statement of the agreements between Buyer, QSGI and Seller concerning the subject matter hereof, and supersede all other prior agreements, oral or written concerning such subject matter.  The parties further agree that this Agreement reflects a fully-negotiated arms length Transaction, with Seller being under no compulsion to sell and Buyer being under no compulsion to buy.

14.3           Modification.

  No modification or waiver of this Agreement shall be enforceable unless made in a written instrument signed by all parties to this Agreement.

14.4           Binding Effect.

  This Agreement shall be binding upon and shall inure to the benefit of Buyer, Seller and their respective successors and permitted assigns.

14.5           Interpretation.

  As used in this Agreement and required by the context, the singular and plural shall be deemed to include all genders; words importing persons shall include partnerships, corporations and other entities; when reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated; and the terms “herein,” “hereof” and “hereunder” or other similar terms, refer to this Agreement as a whole and not only to the particular sentence, subsection or section in which any such term may be employed.  Whenever in this Agreement the word “including” is used, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase “including without limitation” were actually used in the text.  The section headings herein are for convenience only and shall not affect the construction hereof.  In case any provision in this Agreement shall be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be deemed enforceable to the fullest extent permitted by law, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby.  No remedy conferred by any of the specific provisions of this Agreement, is intended to be exclusive of any other remedy, except as expressly provided herein.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

14.6           Jurisdiction and Venue.

  Subject to the provisions of Sections 2.6.3, 2.7.2, 2.8.3 and 10.10, any Action which relates to this Agreement or the Transaction, including without limitation in connection with Article 12, shall be brought solely in a state or federal court of competent jurisdiction located in New York County, New York, and all objections to personal jurisdiction and venue in any such Action are hereby waived.  The parties waive personal service of any and all process and consent that all such service of process shall be made in the manner set forth in Section 14.1, and service so made shall be complete.

14.7           Counterparts.

  This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile, electronic copy or other copy of a signature shall be deemed an original.

14.8           Third Parties.

  Except as otherwise expressly stated herein, no provision of this Agreement is intended or shall confer on any Person, other than the parties hereto, any rights under this Agreement.

14.9           Time Periods.

  Any action required hereunder to be taken within a certain number of days shall, unless otherwise provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall be extended to the next business day.

14.10                      Governing Law.

  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

14.11 Waiver of Jury Trial

IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS OR RELATES TO THIS AGREEMENT, THE RELATED AGREEMENTS, THE TRANSACTION OR ANY TRANSACTIONS CONTEMPLATED HEREUNDER, THE PERFORMANCE HEREOF OR THE RELATIONSHIP CREATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT (STATUTORY, CONSTITUTIONAL, COMMON LAW OR OTHERWISE) IT MAY HAVE TO A TRIAL BY JURY.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE OTHER PARTIES' RIGHT TO TRIAL BY JURY.  NO PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION.  EACH PARTY HAS READ UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.

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[Counterpart signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date set forth above.

BUYER:

QSGI-CCSI, INC.

By:

Name:

Its:

QSGI:

QSGI INC.

By:

Name:

Its:

SELLER:

JOHN R. RICONDA

EXHIBIT A

OMITTED

EXHIBIT B

OMITTED

EXHIBIT C

CONVERTIBLE NOTE

EXHIBIT D

LOCKUP AGREEMENT

EXHIBIT E-1

NEW NJ LEASE AGREEMENT

EXHIBIT E-2

NEW NY LEASE AGREEMENT

EXHIBIT F

[DELETED]

EXHIBIT G

PLEDGE AGREEMENT

EXHIBIT H

REGISTRATION RIGHTS AGREEMENT

EXHIBIT I

RICONDA EMPLOYMENT AGREEMENT

EXHIBIT J

SECURITY AGREEMENT

EXHIBIT K

[DELETED]

EXHIBIT L

   WARRANT

EXHIBIT M

[DELETED]

EXHIBIT N

OPINION OF COUNSEL FOR SELLER

EXHIBIT O

OPINION OF COUNSEL FOR BUYER

EXHIBIT P

FORM OF CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

EXHIBIT Q

ESCROW AGREEMENT